Exhibit 10.3

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAIN PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

Execution version

LHOTSE INC.

(AS SELLERS)

GREAT LHOTSE LIMITED

(AS BUYERS)

MEMORANDUM OF AGREEMENT

IN RESPECT OF

ONE (1) BULK CARRIER

WITH BUILDER’S HULL NUMBER 0120833

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	4

2.	SALE AND PURCHASE	9

3.	PURCHASE PRICE	10

4.	CURRENCY OF PAYMENT	10

5.	PAYMENT NOTICE	11

6.	DIRECT PAYMENTS AND DEFERRED PAYMENTS	11

7.	PRE-POSITION OF DELIVERY INSTALMENT	12

8.	CONDITIONS PRECEDENT AND SUBSEQUENT	13

9.	CANCELLATION AND REFUND	15

10.	REBATE	15

11.	REBATE PERIODS	16

12.	FEES	16

13.	SELLERS’ UNDERTAKINGS	17

14.	MOA TERMINATION EVENTS	17

15.	BUYERS’ POWERS FOLLOWING CANCELLATION	18

16.	CHANGES TO PARTIES	19

17.	CUMULATIVE RIGHTS	19

18.	NO WAIVER	20

19.	ENTIRE AGREEMENT AND AMENDMENTS	20

20.	INVALIDITY	20

21.	ENGLISH LANGUAGE	20

22.	NO PARTNERSHIP	20

23.	NOTICES	20

24.	COUNTERPARTS	21

25.	THIRD PARTIES ACT	22

26.	SPARES, BUNKERS AND OTHER ITEMS	22

27.	ENCUMBRANCES	22

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28.	TAXES, COSTS AND EXPENSES	22

29.	DELIVERY UNDER CHARTER	22

30.	INDEMNITIES	23

31.	CALCULATIONS AND CERTIFICATES	23

32.	LAW AND ARBITRATION	24

SCHEDULE 1 CONDITIONS PRECEDENT AND SUBSEQUENT	25

SCHEDULE 2 FORM OF PAYMENT NOTICE	33

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THIS AGREEMENT is made on 25 February 2022

BETWEEN:

(1)	LHOTSE INC., a company incorporated under the laws of The Republic of Liberia whose registered address is 80, Broad Street, Monrovia, Liberia (the “Sellers”); and

(2)	GREAT LHOTSE LIMITED, a company incorporated under the laws of the Republic of the Marshall Islands whose registered address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960 (the “Buyers”).

BACKGROUND:

(A)	Pursuant to a building contract dated 10 March 2021 (as may be amended, supplemented, novated or replaced from time to time, the “Building Contract”), on the terms and subject to the conditions of which the Builder has agreed to design, engineer, build, launch, equip, complete, deliver and sell, and the Sellers have agreed to purchase, one (1) new 210,000 DWT bulk carrier as further described in the Building Contract and bearing the Builder’s hull number 0120833, along with all her appurtenances, associated equipment, materials, stores, spare parts and documentation (the “Vessel”), upon the terms and conditions therein.

(B)	The Sellers have agreed to sell the Vessel to the Buyers upon the terms and conditions set forth in this Agreement.

(C)	The Buyers have agreed to (a) take delivery of the Vessel from the Sellers immediately upon the delivery of the Vessel by the Builder under the Building Contract to the Sellers and (b) pay the Purchase Price (as defined below) in instalments upon the terms and conditions set forth in this Agreement.

(D)	The Buyers (as owners) have agreed to let the Vessel to the Sellers (as bareboat charterers) and the Sellers have agreed to hire the Vessel from the Buyers immediately upon the acceptance of the Vessel by the Buyers from the Sellers under this Agreement, pursuant to the terms and conditions set forth in a bareboat charter agreement (as amended and or supplemented from time to time) (the “Charter”) entered or to be entered into between the Buyers (as owners) and the Sellers (as bareboat charterers) on or about the date of this Agreement.

IT IS AGREED as follows:

1.	Definitions and interpretations

1.1	Definitions

Words and expressions having defined meanings in the Charter shall, except where otherwise defined herein, have the same meanings when used in this Agreement, and in this Agreement:

“Actual Delivery Date” has the meaning given to such term in Clause 2.2(b) (Delivery).

“Bill of Sale” means the bill of sale in respect of the Vessel to be executed by the Sellers (in a form acceptable to the Buyers and the Flag State, transferring title of the Vessel to the Buyers and stating that the Vessel is free from all Security Interests or any other debts whatsoever).

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“Builder” means New Times Shipbuilding Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China having its registered office at Dan Hua Gang Port, Jingjiang City, Jiangsu Province, the People’s Republic of China 214518.

“Builder Banking Day” means a day on which commercial banks are open for business in Jiangsu Province, the People’s Republic of China, London, New York and Oslo.

“Builder’s Account” means the bank account (account number 478058226787) in the name of the Builder opened with the Builder’s Bank, or such other bank account acceptable to the Buyers and the Sellers.

“Builder’s Bank” means Bank of China Limited, Jingjiang Sub-Branch or such other first- class bank acceptable to the Buyers and the Sellers.

“Builder’s PDA” means the protocol of delivery and acceptance in respect of the Vessel to be executed by the Builder and the Sellers (evidencing the unconditional physical delivery of the Vessel by the Builder to the Sellers pursuant to the Building Contract).

“Cancellation Date” means the date specified in the Cancellation Notice.

“Cancellation Notice” has the meaning given to such term in Clause 9 (Cancellation and refund).

“Charterers” means the Sellers in their capacities as bareboat charterers under the Charter.

“Commitment Fee” means the commitment fee payable and calculated in accordance with Clause 12 (Commitment Fee).

“Contractual Delivery Date” means 8 April 2023, being the date referred to in paragraph 1 (Time and Place) of article VII (Delivery) of the Building Contract as of the date of this Agreement.

“Contractual Purchase Price” means the price in respect of the Vessel as stipulated in paragraph 1 (Contract Price) of article II (CONTRACT PRICE & TERMS OF PAYMENT) of the Building Contract which, as at the date of this Agreement, is sixty-seven million nine hundred and seventeen thousand US Dollars (US$67,917,000), as the same may be subject to adjustment in accordance with the terms of the Building Contract.

“Deferred Payment” means, in respect of an Instalment and to the extent applicable, the payment of such Instalment by the Buyers to the Sellers (or the Sellers’ Account, as applicable) for the purpose of reimbursing the Sellers after the Sellers have (whether utilising their own funds or from whatever source of funds they may select) settled the corresponding instalment of the Contractual Purchase Price under the Building Contract directly with the Builder.

“Delivery Instalment” means the Fifth Instalment.

“Delivery Location” means:

(a)	the Builder’s shipyard; or

(b)	such other location as the Sellers and the Buyers may mutually agree prior to the Actual Delivery Date following consultation with the Builder and which is in a jurisdiction without any interference to the operation of the Vessel and which would not give rise to the payment of any Tax in respect of the transfer of the Vessel’s title.

“Direct Payment” means, in respect of an Instalment and to the extent applicable, the payment of such Instalment by the Buyers at the request of the Sellers towards direct

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settlement with the Builder of the corresponding instalment of the Contractual Purchase Price under the Building Contract.

“Flag State” means The Republic of Liberia or such other flag state as may be nominated by the Sellers and acceptable to the Buyers, acting reasonably.

“Fifth Instalment” means an amount:

(a)	which is payable by the Buyers under this Agreement;

(b)	which relates to (and shall be no more than) the fifth instalment of the Contractual Purchase Price (as the same may be subject to adjustment in accordance with the terms of the Building Contract, including, without limitation, any adjustment as a result of the maker’s list, plan approval and fuel tanks agreed with the Builder in relation to the Building Contract or the Vessel) which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(e) of article II (CONTRACT PRICE & TERMS OF PAYMENT) of the Building Contract; and

(c)	which shall (when aggregating with the Pre-Delivery Instalments) not exceed the lower of (i) sixty-three million US Dollars (US$63,000,000) and (ii) ninety per cent. (90%) of the Contractual Purchase Price.

“Fourth Instalment” means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)	relates to (and shall be no more than) the fourth instalment of the Contractual Purchase Price which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(d) of article II (CONTRACT PRICE & TERMS OF PAYMENT) of the Building Contract; and

(c)	is no more than six million seven hundred and ninety-one thousand seven hundred US Dollars (US$6,791,700).

“Instalment” means each of the Pre-Delivery Instalments and the Delivery Instalment, and “Instalments” means any two (2) or more of them.

“Long Stop Date” means the earlier of (i) the Actual Delivery Date and (ii) 31 December 2023.

“MOA Termination Event” means each of the events specified in paragraph (a) of Clause 14 (MOA Termination Events).

“Owners” means the Buyers in their capacities as owners under the Charter.

“Payment Date” means, in respect of each Instalment, the date specified as such in the relevant Payment Notice or, if different, on which such Instalment is actually paid by the Buyers.

“Payment Notice” means:

(a)	in relation to each Pre-Delivery Instalment, an irrevocable notice of the relevant amount payable by the Buyers under this Agreement to be issued by the Sellers to the Buyers at such time as the Sellers may notify the Buyers (but in any event no later than three (3) Builder Banking Days before the proposed payment date and no later than the Long Stop Date);

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(b)	in relation to the Delivery Instalment, the irrevocable notice of the amount payable by the Buyers under this Agreement to be issued by the Sellers to the Buyers:

(i)	for the purpose of effecting the relevant Direct Payment, at least three (3) Business Days prior to the anticipated payment date or the Pre-positioning Date (as applicable); or

(ii)	for the purpose of effecting the relevant Deferred Payment, at such time as the Sellers may notify the Buyers (but in any event no later than three (3) Business Days before the proposed payment date and no later than the Long Stop Date), in each case such Payment Notice shall be in substantially the form set out in Schedule 2 (Form of Payment Notice) hereto (or such other form as the Buyers and the Sellers may agree).

“Potential MOA Termination Event” means, an event or circumstance which would, with the giving of any notice, the lapse of time, a determination of the Buyers or any combination of the foregoing, be an MOA Termination Event.

“Pre-Delivery Assignment” means the deed of assignment dated on or about the date of this Agreement and executed by the Sellers (as assignor) in favour of the Security Trustee (as assignee) in relation to the Sellers’ rights, title and interests in and to, and all benefits accruing to it under or pursuant to the Building Contract and the Refund Guarantee.

“Pre-Delivery Instalment” means either of the Third Instalment and the Fourth Instalment, and “Pre-Delivery Instalments” means both of them.

“Pre-Delivery Period” means the period commencing from the date of this Agreement up to the Actual Delivery Date and acceptance of the Vessel by the Buyers.

“Pre-positioning Date” means, in relation the Delivery Instalment and the relevant Payment Notice, the date specified in such Payment Notice as the date on which the Buyers shall pre-position the relevant amounts into the Builder’s Bank, which shall not be earlier than six (6) Builder Banking Days prior to the Scheduled Delivery Date.

“Purchase Price” means the amount which is the aggregate of the following amounts which the Buyers shall pay or be deemed to have paid in accordance with this Agreement:

(a)	the Third Instalment;

(b)	the Fourth Instalment; and

(c)	the Fifth Instalment.

“Rebate” means each amount payable by the Sellers in accordance with Clause 10 (Rebate).

“Rebate Payment Date” has the meaning given to such term in Clause 10.2 (Payment of Rebate).

“Rebate Period” means each period determined in accordance with Clause 11 (Rebate Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Refund Guarantee” means the refund guarantee numbered GC0713921001000, dated 23 April 2021 and issued by the Refund Guarantor in favour of the Sellers in relation to the Building Contract, the rights and interests pursuant to which will be or has been assigned in favour of the Buyers in accordance with the Pre-Delivery Assignment.

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“Refund Guarantor” means Bank of China Limited, Jiangsu Branch.

“Repeating Representations” means the representations and warranties referred to in clause 48(b) of the Charter.

“Scheduled Delivery Date” means the date on which the Builder is ready to deliver and the Sellers are ready to accept delivery of the Vessel in accordance with the terms of the Building Contract, and in any event not later than the Long Stop Date, which the Sellers shall notify to the Buyers in the Payment Notice in respect of the Delivery Instalment.

“Sellers’ Account” means the US Dollar account in the name of the Sellers opened with their account bank.

“Sellers’ PDA” means the protocol of delivery and acceptance in respect of the Vessel to be executed by the Sellers and the Buyers pursuant to this Agreement.

“Supervisor” means SeaQuest Marine S.A. or its Affiliate. “Third Instalment” means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)	relates to (and shall be no more than) the third instalment of the Contractual Purchase Price which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(c) of article II (CONTRACT PRICE & TERMS OF PAYMENT) of the Building Contract; and

(c)	is no more than six million seven hundred and ninety-one thousand seven hundred US Dollars (US$6,791,700).

“Unpaid Sum” means any sum due and payable but unpaid by the Sellers under this Agreement.

1.2	Interpretations

(a)	In this Agreement, unless the context otherwise requires, any reference to:

(i)	to this Agreement include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Agreement and, in the case of a Schedule, to such Schedule as incorporated in this Agreement as substituted from time to time;

(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

(iii)	the term “Vessel” includes any part of the Vessel;

(iv)	the “Buyers”, the “Sellers”, any “Obligor” or any other person include any of their respective successors, permitted assignees and permitted transferees;

(v)	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;

(vi)	“control” over a particular company means the power (whether by way of

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ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the cast of, more than fifty per cent. (50%), of the maximum number of votes that might be cast at a general meeting of such company;

(B)	appoint or remove all, or the majority of the directors or other equivalent officers of such company; or

(A)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

(vii)	“hereof”, “herein” and “hereunder” and other words of similar import means this Agreement as a whole (including the Schedules) and not any particular part hereof;

(viii)	“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

(ix)	“month” means, save as otherwise provided, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month;

(x)	the word “person” or “persons” or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

(xi)	a Potential MOA Termination Event or an MOA Termination Event which is “continuing” is a reference to a Potential MOA Termination Event or an MOA Termination Event which is not remedied or waived; and

(xii)	words denoting the plural number include the singular and vice versa.

(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement.

(c)	A time of day (unless otherwise specified) is a reference to Beijing time.

2.	Sale and purchase

2.1	Agreement for sale and purchase

The Sellers hereby irrevocably agree to sell and the Buyers hereby irrevocably agree to purchase the Vessel on the terms and conditions hereinafter set forth.

2.2	Delivery

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(a)	At the time of delivery of the Vessel by the Sellers to the Buyers, the Vessel shall be located at the Delivery Location.

(b)	The Vessel shall be delivered by the Sellers, with full title guarantee, to the Buyers on the Scheduled Delivery Date, (or such later date which is notified by the Sellers to the Buyers no less than 3 days in advance (in each case the “Actual Delivery Date”)), free and clear of all Security Interests.

(c)	On the Actual Delivery Date, the following events are to occur in the following order and one immediately after another:

(i)	delivery of the Vessel by the Builder to the Sellers pursuant to the Building Contract;

(ii)	delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement; and

(iii)	delivery of the Vessel by the Buyers (as owners under the Charter) to the Sellers (as bareboat charterers under the Charter) pursuant to the Charter (such date being, for the avoidance of doubt, the “Actual Delivery Date” as defined under the Charter).

(d)	On the Actual Delivery Date, the Sellers shall deliver to the Buyers an executed Bill of Sale and other documents set out in paragraph (g) below, whereupon all of the title to, interest in and all ownership rights with respect to the Vessel shall pass from the Sellers to the Buyers.

(e)	The Buyers shall accept the Vessel on an “as is where is” basis in exactly the same form, state and condition as the Vessel is delivered by the Builder to the Sellers pursuant to the Building Contract.

(f)	Upon delivery of the Vessel, the Sellers and the Buyers shall execute the Sellers’ PDA, whereupon the Sellers shall be deemed to have given, and the Buyers shall be deemed to have received and accepted, possession of the Vessel.

(g)	Upon delivery of the Vessel, the Sellers shall provide the Buyers with all the documents and other evidence listed in Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto.

3.	Purchase Price

(a)	The purchase price of the Vessel payable by the Buyers to the Sellers under this Agreement shall be an amount equal to the Purchase Price.

(b)	For the avoidance of doubt, the purchase price referred to in paragraph (a) above shall cover the purchase of the Vessel and, to the extent owned by the Sellers, everything then belonging to her on board.

4.	Currency of payment

(a)	Subject to the remaining provisions of this Clause 4, USD is the currency of account and payment for any sum due from:

(i)	the Buyers to the Sellers under this Agreement; and

(ii)	an Obligor to the Buyers under any Transaction Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency

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in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that currency.

5.	Payment Notice

5.1	Delivery of a Payment Notice

The Sellers may request the Buyers to make a payment in respect of an Instalment by delivery to the Buyers of a duly completed Payment Notice not fewer than the number of days required in respect of such Instalment or any other period as may be agreed by the Sellers and the Buyers.

5.2	Completion of a Payment Notice

Each Payment Notice is irrevocable and will not be regarded as having been duly completed or valid unless:

(a)	it is delivered by the Sellers and received by the Buyers before the Long Stop Date;

(b)	it clearly:

(i)	identifies (A) the Instalment(s) to which such Payment Notice relates, and (B) the proposed date of payment; and

(ii)	sets out the precise amount of the Instalment(s) to which such Payment Notice relates;

(c)	it is signed by an authorised signatory of the Sellers;

(d)	the currency of the proposed Instalment(s) to be paid is US Dollars;

(e)	the proposed date of payment is a Business Day and is no later than the relevant Long Stop Date; and

(f)	for any Direct Payment in relation to a Pre-Delivery Instalment, the Builder’s Account is designated to receive such Direct Payment.

6.	Direct Payments and Deferred Payments

6.1	Sellers’ election to pay Builder directly

Notwithstanding any other provision of this Agreement, the Sellers may elect to settle any instalment of the Contractual Purchase Price that has not been paid as at the date of this Agreement (whether utilising their own funds or from whatever source of funds they may select) directly with the Builder by making the relevant payment to the Builder in accordance with the Building Contract.

6.2	Deemed satisfaction of Buyers’ Instalment payment obligations

The obligation of the Buyers to pay the relevant Instalment under this Agreement shall be deemed to have been satisfied to the extent of (and in each case as applicable):

(a)	the Buyers’ settling of the corresponding amount by way of a Deferred Payment; or

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(b)	the Buyers’ (acting on the instructions of the Sellers) direct deposit of the corresponding amount to the Builder’s Bank by way of a Direct Payment.

7.	Pre-position of Delivery Instalment

7.1	Pre-position

Subject always to the conditions in this Clause 7 and the other terms of this Agreement, the Sellers may request the Buyers to pre-position the Delivery Instalment to the Builder’s Bank in accordance with the relevant Payment Notice.

7.2	Conditions to pre-position

The Buyers will only be obliged to pre-position the Delivery Instalment in accordance with Clause 7.1 (Pre-position) if, on or before the Pre-positioning Date, the Buyers have received:

(a)	in relation to the Delivery Instalment, the additional documents and other evidence listed in Part III (Pre-position conditions precedent) of Schedule 1 (Conditions precedent and subsequent) (or evidence satisfactory to the Buyers that they shall, on the Pre-positioning Date, receive such documents or evidence);

(b)	evidence (in such form and subject to such terms and conditions as the Buyers may specify) in writing (electronically or otherwise) on or before the proposed Pre- positioning Date that such amounts will:

(i)	be held by the Builder’s Bank in suspense to the order of the Buyers; and

(ii)	only be released to the Builder upon presentation to the Builder’s Bank of a copy (transmitted by fax, email or otherwise) of the duly executed, dated and timed Builder’s PDA, which is:

(A)	signed by a duly authorised officer, signatory, attorney-in-fact or other representative of the Builder and the Sellers (as original buyers under the Building Contract), whose details shall be communicated to the Builder’s Bank in writing (electronically by SWIFT message or otherwise) on or before the proposed Pre- positioning Date; and

(B)	countersigned by a duly authorised officer, signatory, attorney-in- fact or other representative of (1) the Buyers and, (2) if requested by a Finance Party and acceptable to the Builder, such Finance Party, whose details shall (in each case as applicable) be communicated to the Builder’s Bank in writing (electronically or otherwise) on or before the proposed Pre-positioning Date.

7.3	Deemed payment of Delivery Instalment

(a)	A transfer of funds by the Buyers to the Builder’s Bank in accordance with Clauses 7.1 (Pre-position) and 7.2 (Conditions to pre-position) above shall constitute payment of the Delivery Instalment for the purposes of this Agreement and shall, as from the date of such transfer, constitute a valid and binding obligation upon the Sellers in respect of the refund of the Delivery Instalment and any other amount payable in relation thereto, each in accordance with and in the manner contemplated by this Agreement.

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(b)	Any repayment by the Builder’s Bank to the Buyers or their bank of any part of the Delivery Instalment shall constitute (in each case as applicable), to the extent of such repayment, a refund of such part of the Delivery Instalment by the Sellers.

8.	Conditions precedent and subsequent

8.1	Initial conditions precedent

(a)	The Sellers may not deliver the first Payment Notice unless the Buyers have received all the documents and other evidence listed in Part I (Initial conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers.

(b)	The Buyers shall only be obliged to make a payment in respect of the Payment Notice referred to in paragraph (a) above if:

(i)	no Potential MOA Termination Event or MOA Termination Event has occurred and is continuing or would result from such payment; and

(ii)	the Repeating Representations are true in all material respects as if made on the date of the relevant Payment Notice and the actual date of payment.

(c)	The Buyers shall, no later than 5 Business Days after the date of this Agreement, provide the Sellers with:

(i)	evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and

(ii)	if applicable, power of attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as applicable).

(d)	The Buyers shall, on or before the Scheduled Delivery Date, provide the Sellers with any documents as may be required by the Flag State for the purpose of registering the title of the Vessel in the name of the Buyers.

8.2	Instalment conditions precedent

The Buyers will only be obliged to make a payment in respect of a Pre-Delivery Instalment if:

(a)	on or before the Sellers’ delivery of the relevant Payment Notice, the Buyers have received all the documents and other evidence listed in Part II (Instalment conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers (or evidence satisfactory to the Buyers that they shall, on the date of such payment, receive such documents or evidence);

(b)	no Potential MOA Termination Event or MOA Termination Event has occurred and is continuing or would result from the payment of that Instalment;

(c)	the Repeating Representations are true in all material respects as if made on the date of the relevant Payment Notice and the actual date of payment; and

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(d)	no event of default (however described) has occurred under the Building Contract or the Refund Guarantee entitling the non-defaulting party to terminate the Building Contract or the Refund Guarantee.

8.3	Further conditions precedent to a Deferred Payment

The Buyers will only be obliged to make a payment in respect of an Instalment for the purpose of effecting a Deferred Payment if the Buyers have received evidence of full payment to the Builder’s Account of the corresponding instalment of the Contractual Purchase Price under the Building Contract, in form and substance satisfactory to the Buyers.

8.4	Delivery Instalment conditions precedent

(a)	The Buyers will only be obliged to:

(i)	make a payment in respect of the Delivery Instalment and accept the Vessel under this Agreement on the Actual Delivery Date; or

(ii)	(if the Sellers elect for the Delivery Instalment to be pre-positioned under Clause 7 (Pre-position of Delivery Instalment)) countersign the Builder’s PDA, agree to the release of the pre-positioned Delivery Instalment and accept the Vessel under this Agreement on the Actual Delivery Date;

if, in each applicable case:

(A)	on the Actual Delivery Date, the Buyers have received:

(1)	all the documents and other evidence listed in Part III (Pre- position conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers (to the extent that such documents and other evidence have not already been provided to the Buyers prior to the Actual Delivery Date); and

(2)	all the documents and other evidence listed in Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers; and

(B)	no Potential MOA Termination Event or MOA Termination Event has occurred and is continuing or would result from the payment or (as applicable) release of the Delivery Instalment; and

(C)	the Repeating Representations are true in all material respects as if made on the Actual Delivery Date.

(b)	For the avoidance of doubt, the Sellers must, on the Actual Delivery Date, deliver to the Buyers all the documents and other evidence listed in Part III (Pre-position conditions precedent) and Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers.

8.5	Conditions subsequent

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The Sellers undertake to deliver or caused to be delivered to the Buyers the documents and evidence listed in Part V (Conditions subsequent) of Schedule 1 (Conditions precedent and subsequent) hereto within the relevant time periods stipulated therein.

8.6	No waiver

(a)	The conditions set out in this Clause 8 are for the sole benefit of the Buyers and may be waived or deferred by the Buyers in whole or in part and with or without conditions. The foregoing is without prejudice to the Buyers’ rights to require fulfilment of any such conditions by the Sellers in whole or in part at any time after the date of payment or release of the Purchase Price.

(b)	If the Buyers in their sole discretion agree to advance all or any part of the Purchase Price to the Sellers before all of the documents and evidence required by this Clause 8 have been delivered to the Buyers, the Sellers undertake to deliver all outstanding documents and evidence to the Buyers no later than the date specified by the Buyers.

(c)	If any of the original documents required under Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) cannot be delivered to the Buyers on or prior to the Actual Delivery Date, the Buyers will rely on a scanned copy of such document to proceed with the delivery of the Vessel as long as such original document is promptly couriered to the Buyers by the Sellers on or after the Actual Delivery Date and evidence of such courier is provided to the Buyers by the Sellers.

8.7	Form and content

All documents and evidence delivered to the Buyers under this Clause 8 shall be in form and substance acceptable to the Buyers.

9.	Cancellation and refund

If an MOA Termination Event occurs, the Buyers may by notice in writing to the Sellers (such notice being the “Cancellation Notice”) cancel this Agreement, whereupon the Buyers’ purchase of the Vessel under this Agreement shall be cancelled on the applicable Cancellation Date, and the Buyers shall be relieved from any further obligation to pay any part of the Purchase Price (or any other amount) under this Agreement from the Cancellation Date, and the Sellers shall upon demand:

(a)	refund to the Buyers the full amount of all the Instalments which the Buyers have already paid up to and including the Cancellation Date; and

(b)	pay the Buyers all accrued but unpaid Rebate, Commitment Fees and documented legal costs, and other reasonably incurred and documented out-of-pocket expenses and liabilities of the Buyers suffered or incurred by the Buyers in connection with the transactions contemplated by this Agreement and the other Transaction Documents, in each case together with Break Costs (if any) if the relevant payment made by the Sellers under this Clause 9 (Cancellation and refund) does not fall on a Rebate Payment Date and Swap Losses (if any) directly attributable to the payments being made under this Clause 9 (Cancellation and refund).

10.	Rebate

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10.1	Calculation of Rebate

The rate of Rebate to accrue and be payable over each Instalment for each Rebate Period is five per cent. (5%) per annum.

10.2	Payment of Rebate

The Sellers shall pay to the Buyers accrued Rebate over each Instalment on the first day of each Rebate Period (each a “Rebate Payment Date”).

10.3	Default interest

If the Sellers fail to pay any amount payable by them under this Agreement on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate of ten per cent. (10%) per annum. Any interest accruing under this Clause 10.3 shall be immediately payable by the Sellers on demand by the Buyers. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each period selected by the Buyers but will remain immediately due and payable.

11.	Rebate Periods

11.1	Duration of Rebate Periods

(a)	Subject to the other provisions of this Agreement, each Rebate Period for each Instalment shall have a duration of three (3) months.

(b)	No Rebate Period shall extend beyond the Actual Delivery Date.

(c)	Each Rebate Period for each Instalment shall start on the Payment Date in respect of that Instalment or (if that Instalment is already paid) on the last day of the preceding Rebate Period and end on the date which numerically corresponds to the Payment Date in respect of that Instalment or the last day of the preceding Rebate Period in the relevant calendar month (as the case may be), except that, if there is no numerically corresponding date in that calendar month, the Rebate Period shall end on the last Business Day in that month.

11.2	Non-Business Days

If any payment or transfer of funds to be made under the MOA shall be due on a day which is not a Business Day, that payment shall be made on the immediately preceding Business Day.

12.	Fees

(a)	The Sellers shall pay to the Buyers a commitment fee computed and accruing on a daily basis, at the rate of zero point five per cent. (0.5%) per annum on the Assumed Financing Amount (as reduced by the payment of any Instalment) on each day during the period commencing from the date of this Agreement up to and including the Relevant Date.

(b)	The accrued Commitment Fee is payable on the last day of each successive period of three months from the date of this Agreement and on the Relevant Date and shall

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be made to the Buyers’ designated account as may be notified by the Buyers to the Sellers in writing from time to time.

(c)	For the purpose of this Clause 12, “Relevant Date” means the Long Stop Date.

(d)	The Sellers agree that:

(i)	the Commitment Fee shall be non-refundable and made in full without any deduction, set-off or counterclaim and in immediately available cleared funds on the due date for payment; and

(ii)	the Sellers are liable for the payment of the Commitment Fee which shall be payable without deduction or withholding of any nature, or if such deduction or withholding are required by law, the amount of the Commitment Fee shall be increased by the amount necessary to ensure that the Buyers receive and retain a net amount which, after the tax deduction or withholding, is equal to the full amount they would otherwise have received.

13.	Sellers’ undertakings

In addition to the undertakings made by the Sellers (as charterers) under the Charter, the Sellers hereby undertake to the Buyers that they will comply in full and procure compliance (where applicable) with the following undertakings throughout the Pre-Delivery Period.

(a)	Notification of MOA Termination Event The Sellers shall promptly, upon becoming aware of the same, inform the Buyers in writing of the occurrence of any MOA Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Buyers, confirm to the Buyers that, save as previously notified to the Buyers or as notified in such confirmation, no MOA Termination Event is continuing or if an MOA Termination Event is continuing specifying the steps, if any, being taken to remedy it.

(b)	Pre-delivery and delivery costs and expenses Prior to the Actual Delivery Date, the Sellers shall at their own costs and expenses pay to the Builder the difference between the total amount due and payable by the Sellers under the Building Contract and the Purchase Price and shall pay for all other pre-delivery and delivery costs in relation to the Vessel including but not limited to any supervision cost to be paid under any supervision agreement.

(c)	Refund of pre-positioned amount If the Buyers have made a transfer of funds to the Builder’s Bank in accordance with Clauses 7.1 (Pre-position) and 7.2 (Conditions to pre-position) but delivery of the Vessel does not occur on the Actual Delivery Date, then the Sellers shall procure the refund of the Delivery Instalment and any other amount so transferred by the Buyers in accordance with the instructions from the Buyers to the Builder’s Bank, provided that the Sellers’ obligations under this sub-paragraph (c) shall be deemed to be complied by any repayment (but only to the extent and amount of such repayment) by the Builder’s Bank to the Buyers or their bank of any part of the Delivery Instalment and any other amount so transferred by the Buyers in connection with Clauses 7.1 (Pre- position) and 7.2 (Conditions to pre-position).

(d)	Construction reports The Sellers shall promptly deliver to the Buyers copies of all reports by the Supervisor on the construction of the Vessel.

14.	MOA Termination Events

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(a)	Each of the following events shall constitute an MOA Termination Event:

(i)	Conditions precedent and subsequent

(A)	any of the conditions set out in Clause 8 (Conditions precedent and subsequent) is not satisfied by the date specified by the Buyers pursuant to Clause 8.6(b) (No waiver); or

(B)	any of the conditions referred to in Clause 8.5 (Conditions subsequent) is not satisfied by the relevant time or such other time period specified by the Buyers in their discretion; or

(ii)	Charter and Related MOA termination events there occurs any event or circumstance referred to in:

(A)	paragraph (a) of clause 52 (Termination Events) of the Charter; or

(B)	paragraph (a) of clause 14 (MOA Termination Events) of a Related MOA; or

(iii)	Late delivery of Vessel the Vessel is not delivered by:

(A)	the Builders to the Sellers under the Building Contract by the Long Stop Date; or

(B)	the Sellers to the Buyers under this Agreement by the earlier of (1) the Long Stop Date and (2) the Scheduled Delivery Date (in each case, including, without limitation, by reason of failure by the Sellers to satisfy any of their obligations under Clause 8 (Conditions precedent and subsequent)); or

(iv)	Building Contract and Refund Guarantee either the Building Contract or the Refund Guarantee is terminated, rescinded, cancelled, repudiated, suspended or otherwise ceases to remain in full force and effect, or is transferred, assigned, novated or otherwise disposed of to any person (other than pursuant to the relevant Transaction Documents).

(b)	Upon the occurrence of an MOA Termination Event which is continuing, and without prejudice to the generality of the powers and remedies vested in the Buyers under this Agreement, the Buyers may exercise their rights and powers referred to under Clause 9 (Cancellation and refund) and, in respect of an MOA Termination Event which is continuing, 15 (Buyers’ powers following cancellation).

15.	Buyers’ powers following cancellation

15.1	Powers following cancellation

Without prejudice to the generality of the powers and remedies vested in the Buyers under this Agreement and the other Transaction Documents, at any time after the occurrence of an MOA Termination Event which is continuing, and if the Buyers have not received in full the amounts payable under Clause 9 (Cancellation and refund), the Buyers shall become immediately entitled:

(a)	to implement the Building Contract or to agree with the Builder to terminate the Building Contract on such terms and conditions as the Buyers and the Builder may mutually agree;

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(b)	subject to the terms of the Building Contract, to assign all rights, title, interest and benefits in and under the Building Contract or to sell the Vessel in her then state of construction or after her delivery under the Building Contract or otherwise and upon such terms as the Buyers shall in their absolute discretion determine;

(c)	to undertake the further supervision of construction of the Vessel;

(d)	to take over or institute (if necessary using the names of the Sellers) all such proceedings as the Buyers in their sole and absolute discretion think fit;

(e)	where any money under the Refund Guarantee becomes refundable, to make a demand, or to request the Sellers to promptly make a demand, for payment under the Refund Guarantee and to direct payment of the funds to an account designated by the Buyers and to the extent that any money so refunded exceeds all amounts owed to the Buyers under the Transaction Documents, the Buyers shall refund an amount equal to such excess to an account designated by the Sellers within seven (7) Business Days of receiving such money under the Refund Guarantee;

(f)	to recover from the Sellers on demand all documented costs and expenses (including legal fees) incurred or paid by the Buyers in connection with the exercise of the powers (or any of them) referred to in this Clause 15.1; and

(g)	to not make any payment in relation to any Payment Notice.

15.2	Delegation

The Buyers may delegate in any manner to any person any rights exercisable by the Buyers under this Agreement. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Buyers think fit.

15.3	Survival of Sellers’ obligations

The termination of this Agreement for any cause whatsoever shall not affect the right of the Buyers to recover from the Sellers any money due to the Owners in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Agreement) are reserved hereunder.

15.4	Other matters

If and to the extent the Buyers have received any amounts under or in connection with the Transaction Documents exceeding the total amounts owed by the Obligors under the Transaction Documents, such surplus shall be refunded to the Sellers.

16.	Changes to parties

The Sellers may not assign or transfer any or all of their rights or obligations under this Agreement.

17.	Cumulative rights

The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

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18.	No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Agreement will operate as a waiver. No waiver of any breach of any provision of this Agreement will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

19.	Entire agreement and amendments

(a)	The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the parties in this Agreement in relation thereto.

(b)	Each of the parties to this Agreement acknowledges that in entering into this Agreement, it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as expressly set out in this Agreement.

(c)	Any terms implied into this Agreement by the Sale of Goods Act 1979 are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

(d)	This Agreement may not be amended, altered or modified except by a written instrument executed by each of the parties to this Agreement.

20.	Invalidity

If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Agreement or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Agreement) not be affected thereby and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

21.	English language

All notices, communications and financial statements and reports under or in connection with this Agreement and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

22.	No partnership

Nothing in this Agreement creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Agreement.

23.	Notices

(a)	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or email.

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(b)	The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

(i)	in the case of the Sellers:

LHOTSE INC.

Address:	c/o 2020 Bulkers Management AS,
Tjuvholmen allé 3, 0252 Oslo,
Norway

Email:	[***]

Attention:	[***]

(ii)	in the case of the Buyers:

GREAT LHOTSE LIMITED

Address:	c/o AVIC International Leasing Co., Ltd, 18/F, Hangrong Mansion, 1481 Guozhan Road, Pudong, Shanghai, China, 200126

Email:	[***]

Attention:	[***]

or any substitute address, fax number, email address, department or officer as either party may notify to the other by not less than five (5) Business Days’ notice.

(c)	Any communication or document made or delivered by one party to this Agreement to the other under or in connection with this Agreement will only be effective:

(i)	if by way of fax or email, when sent with no error message received; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under paragraph (b) above, if addressed to that department or officer.

Any communication or document which becomes effective, in accordance with this paragraph (c), after 5.00 pm in the place of receipt shall be deemed only to become effective on the following day.

24.	Counterparts

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This Agreement may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

25.	Third Parties Act

(a)	Any person which is an Indemnitee or a Finance Party from time to time and is not a party to this Agreement shall be entitled to enforce such terms of this Agreement as provided for in this Agreement in relation to the obligations of the Sellers to such Indemnitee or (as the case may be) Finance Party, subject to the provisions of Clause 32 (Law and arbitration) and the Third Parties Act. The Third Parties Act applies to this Agreement as set out in this Clause 25.

(b)	Save as provided above, a person who is not a party to this Agreement has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

26.	Spares, bunkers and other items

(a)	To the extent owned by the Sellers, the Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board.

(b)	All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyers’ property.

(c)	Concurrent with the delivery of the Vessel under this Agreement, the Buyers shall obtain title and ownership to the classification certificate(s) as well as all plans, drawings and manuals, which are on board the Vessel and shall remain on board the Vessel. If requested by the Buyers, the Sellers shall provide copies of all plans, drawings and manuals to the Buyers delivered to the Sellers by the Builder under the Building Contract by electronic means within thirty (30) days from the Actual Delivery Date.

(d)	Copies of other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at the Sellers’ expense, if the Buyers so request.

27.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Charter and any Sub-Charter), any Security Interest or any other debts whatsoever, and is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the governmental authorities of the People’s Republic of China (whether national or local). The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

28.	Taxes, costs and expenses

Any Taxes, costs and expenses in connection with the purchase and registration in the Flag State shall be for the Sellers’ account.

29.	Delivery under Charter

Upon the delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to the Sellers (as bareboat charterers) pursuant the Charter.

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30.	Indemnities

(a)	Whether or not any of the transactions contemplated hereby are consummated, the Sellers shall indemnify, protect, defend and hold harmless the Buyers and their respective officers, directors, agents and employees (collectively, the “Indemnitees”) throughout the Pre-Delivery Period from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, taxes (save for any taxes levied on the Buyers by competent tax authorities in their domicile and by reference to the overall income or assets in general of the Buyers), fees (including but not limited to any vessel registration, tonnage, reasonable legal fees, any fees incurred or to be incurred in registering and maintaining the Buyers as a foreign maritime entity with any registry of ships), claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the “Expenses”) imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(i)	the delivery (including the Vessel not being delivered on the Scheduled Delivery Date after the Sellers have informed the Buyers of the Scheduled Delivery Date), registration and purchase of the Vessel by the Buyers whether prior to, during or after termination of this Agreement and whether or not the Vessel is in the possession or the control of the Sellers or otherwise in relation to any non-delivery to or acceptance by the Sellers (as bareboat charterers) of the Vessel under the Charter;

(ii)	any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Sellers under any Transaction Document to which they are a party or the falsity of any representation or warranty of the Sellers in any Transaction Document to which they are a party or the occurrence of any MOA Termination Event;

(iii)	a failure by an Obligor to pay any amount due under a Transaction Document on its due date; or

(iv)	funding, or making arrangements to fund, an amount required to be paid by the Buyers pursuant to a Payment Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence of the Buyers).

(b)	Intentionally left blank

(c)	Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers in favour of the Buyers shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

31.	Calculations and certificates

(a)	In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by the Buyers are prima facie evidence of the matters to which they relate.

(b)	Any certification or determination by the Buyers of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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(c)	Any Rebate, interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant market differs, in accordance with that market practice.

32.	Law and arbitration

(a)	This Agreement shall be governed by and construed in accordance with English law.

(b)	Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

(c)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(d)	The reference shall be to three arbitrators, one to be appointed by each party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

(e)	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(f)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(g)	The seat of the arbitration shall be England, even where any hearing takes place outside England.

(h)	The language of any and all arbitration proceedings shall be English.

(i)	The law governing this Clause32 (Law and arbitration) shall be English law.

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Schedule 1

Conditions precedent and subsequent

Part I – Initial conditions precedent

1.	Obligors

(a)	Constitutional documents Certified true copies of the memorandum and articles of association (or equivalent documents) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of its jurisdiction of incorporation to establish its incorporation.

(b)	Written resolutions Certified true copies of written resolutions or (as the case may be) resolutions passed at meetings of the board of directors of each Obligor, each evidencing the relevant Obligor’s respective approval of the Transaction Documents and authorising appropriate officers, directors or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Buyers.

(c)	intentionally left blank

(d)	Certificate of good standing A certified true copy of a certificate of good standing of each Obligor issued no earlier than ten (10) days prior to its provision to the Buyers;

(e)	Powers of attorney If applicable, the original power of attorney of each Obligor under which any document (including the Transaction Documents) are to be executed or transactions undertaken by them.

(f)	Other approvals If applicable, copies (certified true where possible) of all Authorisations as may be necessary to authorise the performance by each of the Obligors of its obligations under the Transaction Documents to which it is or (as the case may be) will be a party, and the execution, validity and enforceability of such Transaction Documents.

(g)	Officer’s certificates An original certificate of a duly authorised representative of each Obligor:

(i)	certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect;

(ii)	setting out the names of the directors, officers and shareholders of that Obligor and the proportion of shares held by each shareholder; and

(iii)	confirming that guaranteeing or securing, as appropriate, the respective indebtedness or obligations would not cause any guarantee, security or similar limit binding on that Obligor to be exceeded.

2.	Transaction Documents and related documents

(a)	Vessel-related documents Photocopies, certified as true, accurate and complete by a duly authorised representative of the Sellers, of:

(i)	the Building Contract;

(ii)	the Refund Guarantee;

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(iii)	any Sub-Charter;

(iv)	written confirmation from the Builder it approves the assignment by the Sellers of the Building Contract pursuant to the Pre-Delivery Assignment (in the form of the acknowledgment to the notice of assignment served pursuant to the Pre-Delivery Assignment duly signed by the Builder); and

(v)	written confirmation from the Refund Guarantor that it approves the assignment by the Sellers of the Refund Guarantee pursuant to the Pre- Delivery Assignment (in the form of the acknowledgment to the notice of assignment served pursuant to the Pre-Delivery Assignment duly signed by the Refund Guarantor).

(b)	Transaction Documents A duly executed original of:

(i)	this Agreement;

(ii)	the Charter; and

(iii)	the other Transaction Documents (other than the Account Pledge, the Charterers’ Assignment and the Manager’s Undertakings),

in each case together with all other documents required by any of them according to their terms.

(c)	No disputes The written confirmation of the Sellers that to the best of its knowledge there is no dispute under any of the Building Contract or Refund Guarantee as between the parties to any such document which, if adversely determined, might reasonably be expected to have a material adverse effect on the business, assets, financial condition or creditworthiness of the Seller.

(d)	Sellers’ contribution Evidence of full payment to the Builder of any part of the Contractual Purchase Price which is due and payable on or before the Payment Date and which is not being financed by the Buyers.

3.	Legal opinions A legal opinion of the legal advisers to the Buyers in each relevant jurisdiction, or confirmation satisfactory to the Buyers that such an opinion will be given.

4.	Other documents and evidence

(a)	Other authorisation Such other authorisation or other document, opinion or assurance which the Buyers reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof which, at the date of this Agreement, the Buyers are not aware of, and the Buyers shall, to the extent any authorisation becomes necessary after the date of this Agreement, provide reasonable notice to the Sellers of such required authorisation.

(b)	Fees Evidence that the Rebate, Commitment Fee and any other fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Rebate), 12 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses and the Handling Fee under clause 59 (Fees and expense) of the Charter has been paid in accordance with such clause.

(c)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Buyers or the Finance Parties in order for the Buyers or the Finance Parties to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the

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Transaction Documents.

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Part II – Instalment conditions precedent

1.	Notice/invoice The notice and/or invoice issued by the Builder evidencing the obligation of the Sellers to pay the relevant instalment of the Contractual Purchase Price (that corresponds to the relevant Instalment) under the Building Contract on a date no later than the proposed Payment Date as specified in the relevant Payment Notice.

2.	Sellers’ equity contribution Evidence of full payment to the Builder’s Account of any part of the Contractual Purchase Price which is due and payable on or before the Payment Date and which is not being financed by the Buyers.

3.	Fees Evidence that the Rebate, Commitment Fee and any other fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Rebate), 12 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses and the Handling Fee under clause 59 (Fees and expense) of the Charter has been paid in accordance with such clause.

4.	Classification Certificate / evidence of construction progress

a.	(in respect of the Third Instalment) a copy of notice from the Builder together with a statement/verification of the classification society confirming that the steel cutting has commenced, as referred to in paragraph 3(c) (3rd Instalment) of article II (CONTRACT PRICE & TERMS OF PAYMENT) of the Building Contract.

b.
(in respect of the Fourth Instalment) a copy of notice from the Builder together with a statement/verification of the classification society confirming that the keel laying has been carried out, as referred to in paragraph 3(d) (4th Instalment) of article II (CONTRACT PRICE & TERMS OF PAYMENT) of the Building Contract.

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Part III – Pre-position conditions precedent

1.	Officer’s certificate A certificate signed by a duly authorised representative of the Sellers confirming that none of the documents and evidence delivered to the Buyers pursuant to Clauses 8.1 (Initial conditions precedent) and 8.2 (Instalment conditions subsequent) has been amended, modified or revoked in any way since its delivery to the Buyers.

2.	Vessel-related documents

(a)	Title transfer documents Agreed forms or drafts of the following:

(i)	the builder’s certificate and/or bill of sale transferring title in the Vessel from the Builder;

(ii)	the Bill(s) of Sale, duly notarially attested and legalised or apostilled, as required by the Flag State;

(iii)	the Sellers’ PDA; and

(iv)	the Builder’s PDA.

(b)	Notice/invoice The notice and/or invoice issued by the Builder evidencing the obligation of the Sellers to pay under the Building Contract on a date no later than the proposed Payment Date as specified in the relevant Payment Notice the relevant instalment of the Contractual Purchase Price (that corresponds to the relevant Instalment) (as the same may be subject to adjustment in accordance with the terms of the Building Contract, including, without limitation, any adjustment as a result of the maker’s list, plan approval and fuel tanks agreed with the Builder in relation to the Building Contract or the Vessel).

3.	Sellers’ equity contribution Evidence of full payment to the Builder’s Account of any part of the Contractual Purchase Price which is due and payable on or before the Payment Date and which is not being financed by the Buyers.

4.	Fees Evidence that the Rebate, the Commitment Fee and any other fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Rebate), 12 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses and the Handling Fee under clause 59 (Fees and expense) of the Charter has been paid in accordance with such clause.

5.	Other authorisation Such other authorisation or other document, opinion or assurance which the Buyers reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Buyers), provided that reasonable notice is given to the Sellers of the same.

6.	Transaction Documents A duly executed original of the Account Pledge, the Charterers’ Assignment and the Manager’s Undertakings, in each case together with all other documents required by any of them according to their terms (other than the acknowledgement (duly executed by the Account Bank) to the notice of charge required under the Account Pledge and the letters of undertaking in respect of the Insurances and copies of the relevant policies or cover notes or entry certificates in respect of the Insurances duly endorsed with the interest of the Owners required under the Charterers’ Assignment).

7.	Legal opinions A legal opinion of the legal advisers to the Buyers in each relevant jurisdiction, or confirmation satisfactory to the Buyers that such an opinion will be given.

29

Part IV – Delivery Date conditions precedent

1	Vessel-related documents

(a)	Title transfer documents Originals of the following duly executed documents:

(i)	the builder’s certificate and/or bill of sale transferring title in the Vessel from the Builder;

(ii)	the Bill(s) of Sale, duly notarially attested and legalised or apostilled, as required by the Flag State;

(iii)	the Sellers’ PDA; and

(iv)	the Builder’s PDA.

(b)	Technical documents Copies of the following:

(i)	the Vessel’s current Safety Management Certificate (as such term is defined pursuant to the ISM Code);

(ii)	the Approved Managers’ current Document of Compliance (as such term is defined pursuant to the ISM Code);

(iii)	the Vessel’s current ISSC;

(iv)	the Vessel’s current IAPPC;

(v)	the Vessel’s current tonnage certificate; and

(vi)	the Vessel’s classification certificate evidencing that it is free of all recommendations and requirements from the Classification Society,

in each case (A) together with all addenda, amendments or supplements, and (B) in respect of any of the Safety Management Certificate, ISSC, IAPPC and classification certificate, such document may be in provisional form (where applicable) or if such provisional form is not available on or prior to the Actual Delivery Date, in final draft form.

(c)	Evidence of Buyers’ title Evidence that any prior registration of the Vessel in the ownership of the Builder and any Security Interest registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Actual Delivery Date the Vessel will be at least provisionally registered under the Flag State in the ownership of the Buyers.

(d)	Evidence of insurance

(i)	Evidence that the Vessel will on the Actual Delivery Date be insured in the manner required by the Transaction Documents.

(ii)	If required by the Buyers, the written approval of the Insurances by an insurance adviser appointed by the Buyers.

(e)	Sellers’ equity contribution Evidence of full payment to the Builder’s Account of any part of the Contractual Purchase Price which is due and payable on or before the Actual Delivery Date and which is not being financed by the Buyers.

2	Other authorisation Such other authorisation or other document, opinion or assurance

30

which the Buyers reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Buyers) provided that reasonable notice is given to the Sellers of the same.

3	Conditions precedent under the Charter Evidence that all the documents and evidence required as conditions precedent under clause 36 (Conditions precedent) of the Charter have been or will be received by the Buyers (as owners under the Charter) on the Actual Delivery Date.

4	Fees Evidence that the Rebate, the Commitment Fee and any other fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Rebate), 12 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses and the Handling Fee under clause 59 (Fees and expense) of the Charter has been paid in accordance with such clause.

31

Part V – Conditions subsequent

The Sellers undertake to deliver or cause to be delivered to the Buyers the following documents and evidence within the relevant time period as specified below:

1.	Security registrations If applicable, evidence that the prescribed particulars of the relevant Transaction Documents have been delivered to the relevant Registrar of Companies within the statutory time limit.

2.	Technical documents

(a)	To the extent that any certificate received by the Buyers and referred to in paragraph 1(b) of Part IV (Delivery Date conditions precedent) of this Schedule was in final draft form at the time of the receipt, deliver or cause to be delivered to the Buyers the corresponding provisional certificate within five (5) Business Days of the Actual Delivery Date, with the formal certificate to follow as soon as possible after the Sellers’ receipt of the same from the relevant persons, and in any event prior to the expiry of the validity period of such provisional certificate.

(b)	To the extent that any certificate received by the Buyers and referred to in paragraph 1(b) of Part IV (Delivery Date conditions precedent) of this Schedule was in provisional form at the time of the receipt, deliver or cause to be delivered to the Buyers the corresponding formal certificate as soon as possible after the Sellers’ receipt of the same from the relevant persons, and in any event prior to the expiry of the validity period of such provisional certificate.

32

Schedule 2

Form of Payment Notice

To:	GREAT LHOTSE LIMITED

From:	LHOTSE INC.

20[●]

Dear Sirs

Hull No. 0120833– memorandum of agreement dated     (the “MOA”)

1.	We refer to the MOA. This is a Payment Notice.

2.	Terms defined in the MOA shall have the same meaning in this Payment Notice unless given a different meaning in this Payment Notice.

3.	Pursuant to clause 5.2 (Completion of a Payment Notice) of the MOA we irrevocably request that you advance US$[●], being the [aggregate of] [Third Instalment]/[Fourth Instalment]/[Fifth Instalment] in respect of the Vessel, to us on ________20[●], which is a Business Day, by paying the advance in accordance with the MOA to the following account:

Beneficiary Bank:	[●]

Swift Code:	[●]

Account#:	[●]

Name on Account:	[●]

4.	We warrant that:

(a)	we are not aware that any Potential MOA Termination Event or MOA Termination Event has occurred or would result from the payment of the [●] Instalment;

(b)	the Repeating Representations are true in all material respects on the date of this Payment Notice and the actual date of payment; and

(c)	we are not aware that any of the parties to either of the Building Contract and the Refund Guarantee is in default under its terms where such default would entitle the non-defaulting party to terminate the Building Contract or the Refund Guarantee.

5.	The Scheduled Delivery Date is [●].

Yours faithfully

For and on behalf of

LHOTSE INC.

Name:

Title:

33

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SELLERS

Signed by	[***]
as
for and on behalf of
LHOTSE INC.

BUYERS

Signed by	)
as	)
for and on behalf of	)
GREAT LHOTSE LIMITED	)

34

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SELLERS

Signed by	)
as	)
for and on behalf of	)
LHOTSE INC.	)

BUYERS

Signed by	)
as	)
for and on behalf of	)	[***]
GREAT LHOTSE LIMITED	)

34

BARECON 2001

BIMCO

STANDARD BAREBOAT CHARTER **PART I**

1. Shipbroker **N/A**	2. Place and date 25 February 2022
3. Owners/Place of business (Cl. 1) **GREAT LHOTSE LIMITED** **Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960**	4. Bareboat Charterers/Place of business (Cl. 1) **LHOTSE INC.** **80, Broad Street, Monrovia, Liberia**
5. Vessel's name, call sign and flag (Cl. 1 and 3) **Name: Hull number 0120833** **Call sign: TBD** **Flag on the Actual Delivery Date (as defined in Additional Clause 32 (Definitions)): Liberia**	
6. Type of Vessel **Bulk carrier**	7. GT/NT **As per Building Contract**
8. When/Where built **New Times Shipbuilding Co., Ltd.**	9. Total DWT (abt.) in metric tons on summer freeboard **As per Building Contract**
10. Classification Society (Cl. 3) **American Bureau of Shipping**	11. Date of last special survey by the Vessel's classification society
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) **N/A**	
13. Port or Place of delivery (Cl. 3) **As per MOA**	14. Time for delivery (Cl. 4) **See Additional Clause 35 (Delivery)** 15. Cancelling date (Cl. 5) **See Additional Clause 34 (Background)**
16. Port or Place of redelivery (Cl. 15) **see Additional Clause 44 (Redelivery)**	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) **N/A**
18. Running days' notice if other than stated in Cl. 4 **N/A**	19. Frequency of dry-docking (Cl. 10(g)) **In accordance with Classification Society or flag state requirements**
20. Trading limits (Cl. 6) **Trading worldwide always within International Navigating Limits**	
21. Charter period (Cl. 2) **84 months commencing from the Actual Delivery Date**	22. Charter hire (Cl. 11) **See Additional Clause 40 (Hire)**
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) **See Additional Clause 39(c) (Structural changes and alterations)**	
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV **See Additional Clause 40 (Hire)**	25. Currency and method of payment (Cl. 11) **US Dollars (see also Additional Clause 40 (Hire))**
26. Place of payment; also state beneficiary and bank account (Cl. 11) **See Additional Clause 40 (Hire)**	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) **N/A**
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) **12(b) applies; form of Financial Instrument and name of Mortgagee to be determined**	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) **See Additional Clause 42 (Insurance)**
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **No limitation**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **No limitation**
32. Latent defects (only to be filled in if period other than stated in Cl. 3)	33. Brokerage commission and to whom payable (Cl. 27) **N/A**
34. Grace period (state number of clear banking days) (Cl. 28) **See Additional Clause 52 (Termination Events)**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **(a) English law, London arbitration as per clause 30(a) below**

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

1. Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

"The Owners" shall mean the party identified in Box 3;

"The Charterers" shall mean the party identified in Box 4;

"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

"Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument ~~as annexed to this Charter and stated in Box 28~~. **See also Addtional Clauses 32 (Definitions) and 33 (Interpretations).**

2 Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the **period stated in Box 21 (the "Agreed Charter Period")**~~period stated in Box 21 ("The Charter Period")~~.

3. Delivery

See Additional Clause 35 (Delivery)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~**(a)** The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

~~**(b)** The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

~~**(c)** The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery

See Additional Clause 35 (Delivery)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5. Cancelling

See Additional Clause 34 (Background)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~**(a)** Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~**(b)** If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~**(c)** Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the ~~contracts of insurance~~ **Insurances (as defined in Additional Clause 32 (Definitions))** (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes ~~provided the Owners' prior approval has been obtained to loading thereof~~.

7. Surveys on Delivery and Redelivery

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Owners and Charterers shall each appoint~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection

Subject to Additional Clause 43 (Inspection)~~The~~the Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf in accordance with Additional Clause 43 (Inspection):-

(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for each such inspection or survey shall be paid in accordance with Additional Clause 43 (Inspection) ~~by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided~~;

(b) in dry-dock in accordance with Additional Clause 43 (Inspection) ~~if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers~~; and

(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection(s) and survey(s) shall be paid In accordance with Additional Clause 43 (Inspection)~~by the Owners~~.

All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.

The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9. Inventories, Oil and Stores

A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers ~~in conjunction with the Owners~~ on delivery and again on redelivery of the Vessel. Without limiting the foregoing, ~~The~~the Charterers shall also provide~~and~~ the Owners, ~~respectively, shall at the time of delivery and redelivery take over and pay for~~ with a complete inventory of all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores ~~(excluding spare parts)~~ in the ~~said~~ Vessel ~~at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to~~ on redelivery of the Vessel. See also Additional Clause 37 (Bunkers and luboils)

10. Maintenance and Operation

(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice for vessels of this type ~~and, except as provided for in Clause 14(l), if applicable~~, at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

~~**(ii)** New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

for all purposes whatsoever, even if for any reason appointed by the Owners. Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required. See also Additional Clause 61 (Operational notifiable events)

(d) Flag and Name of Vessel – See Additional Clause 54 (Name of Vessel) ~~During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag.~~ The Charterers shall not, ~~also have the liberty,~~unless with the Owners' consent, ~~which shall not be unreasonably withheld, to~~ change the flag ~~and/or the name~~ of the Vessel during the Charter Period. ~~Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.~~

(e) Changes to the Vessel – See Additional Clause 39 (Structural changes and alterations)~~Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~

(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but title to such additional equipment shall be deemed to have passed to the Owners immediately upon such fitting (except for rental/leased items) and the Charterers shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11. Hire

See Additional Clause 40 (Hire)

~~**(a)** The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~

~~**(b)** The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~**(c)** Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~**(d)** Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

~~**(e)** Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

~~**(f)** Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~**(g)** Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12. Mortgage

~~*(only to apply if Box 28 has been appropriately filled in)*~~

~~*) **(a)** The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*) **(b)** The Vessel chartered under this Charter ~~is~~may be financed by a mortgage according to the Financial Instrument in accordance with Additional Clause 47 (Owners' mortgage). The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

the currency of the Charter by the mortgagee(s) in conformity with ~~the~~each Financial Instrument provided that such instructions or directions shall not be more onerous than those pursuant to and under this Charter. See also Additional Clause 47 (Owners' mortgage). ~~The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*) *(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).*~~

13. Insurance and Repairs

See Additional Clause 42 (Insurance)

~~**(a)** During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~

~~All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers' account.~~

~~**(b)** If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~**(c)** The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.~~

~~**(d)** Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.~~

~~**(f)** For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.~~

14. Insurance, Repairs and Classification

~~*(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).*~~

~~**(a)** During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurt-enances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~**(b)** During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~**(c)** In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~**(d)** The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~**(f)** All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period. The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~**(g)** If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~**(h)** Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~**(i)** If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~**(j)** The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~**(k)** For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~**(l)** Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery

See Additional Clauses 44 (Redelivery) and 45 (Redelivery conditions)

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~

~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

16. Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents other than a Permitted Security Interest (as defined in Additional Clause 32 (Definitions)), which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of (name of Owners). It is under a bareboat charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever, or to contract on behalf of the Owners, or to involve the Owners in any liability."

17. Indemnity

(See also Additional Clause 62 (Further Indemnities)

~~**(a)** The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~

~~Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.~~

(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

steps to secure that within a reasonable time the Vessel is released, including the provision of bail. In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (~~including~~ excluding hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien

~~The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.~~

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale

See Additional Clause 53 (Sub-chartering)

~~**(a)** The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~

~~**(b)** The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage

~~*)~~ **(a)** The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*) **(b)** The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~*) *Delete as applicable.*~~

24. Bank Guarantee

(Optional, only to apply if Box 27 filled in)

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25. Requisition/Acquisition

(a) In the event of the Requisition for Hire of the Vessel by any ~~governmental or other competent authority~~ Governmental Agency (as defined in Additional Clause 32 (Definitions)) (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur then, unless and until the Vessel becomes a Total Loss during such Requisition for Hire, and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.

~~**(b)** In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".~~

26. War

(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

(d) If the insurers of the war risks insurance~~, when Clause 14 is applicable,~~ should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then the Charterers shall pay to the relevant insurers directly such premiums and/or calls immediately when such premiums and/or calls are due. ~~shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

~~**(f)** In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.~~

27. Commission

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~
~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.~~
~~Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination

See Additional Clauses 52 (Termination Events) and 57 (Total Loss)

~~**(a)** Charterers' Default~~
~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~**(i)** the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~**(ii)** the Charterers fail to comply with the requirements of:~~
~~**(1)** Clause 6 (Trading Restrictions)~~

~~**(2)** Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~**(iii)** the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~

~~**(b)** Owners' Default~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~**(c)** Loss of Vessel~~
~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~**(d)** Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

~~**(e)** The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

29. Repossession
In the event ~~of the termination of this Charter~~ that the Charterers shall redeliver the Vessel to the Owners in accordance with the applicable provisions of this Charter ~~Clause 28~~, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and crew follow the orders and directions of the Owners. ~~The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter.~~ The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

~~*) **(b)** This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~
~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*) **(c)** This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional, only to apply if expressly agreed and stated in Box 37)

Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Execution version

CONTENTS

Page

32.	Definitions	1

33.	Interpretations	16

34.	Background	17

35.	Delivery	17

36.	Conditions precedent	19

37.	Bunkers and luboils	22

38.	Further maintenance and operation	22

39.	Structural changes and alterations	23

40.	Hire	23

41.	Increased Costs	26

42.	Insurance	28

43.	Inspection	35

44.	Redelivery	36

45.	Redelivery conditions	36

46.	Survey on redelivery	37

47.	Owners’ mortgage	37

48.	Charterers’ representations and warranties	38

49.	Charterers’ undertakings	41

50.	Poseidon Principles covenant	47

51.	Transfer by the Owners	47

52.	Termination Events	48

53.	Sub-chartering	52

54.	Name of Vessel	52

55.	Purchase Option	52

56.	Purchase Obligation and transfer of title	53

57.	Total Loss	54

58.	Appointment of Approved Manager	55

59.	Fees and expenses	55

60.	Stamp duties	56

61.	Operational notifiable events	56

62.	Further indemnities	57

63.	Set-off	59

64.	Further assurances and undertakings	59

65.	Cumulative rights	59

66.	No waiver	59

67.	Entire agreement	60

68.	Amendments	60

69.	Invalidity	60

70.	English language	60

71.	No partnership	60

72.	Disclosure of information	60

73.	Notices	61

74.	Survival of Charterers’ obligations	62

75.	Counterparts	62

76.	Third Parties Act	62

77.	Waiver of immunity	62

78.	FATCA	63

79.	EEXI	63

80.	Conflicts	64

SCHEDULE 1 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE	65

SCHEDULE 2 FORM OF TITLE RE-TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE	66

SCHEDULE 3 LIST OF RELATED VESSELS AND RELEVANT INFORMATION	67

SCHEDULE 4 TERMINATION CORE AMOUNT SCHEDULE	68

SCHEDULE 5 PURCHASE OPTION CORE AMOUNT SCHEDULE	69

SIGNATURE PAGE	70

ADDITIONAL CLAUSES

TO BAREBOAT CHARTER FOR THE 210,000 DWT BULK CARRIER BEARING

BUILDER’S HULL NUMBER 0120833

32.	Definitions

In this Charter:

“2018 Withdrawal Act” means the European Union (Withdrawal) Act 2018.

“2020 Withdrawal Act” means the European Union (Withdrawal Agreement) Act 2020.

“Account Bank” means DNB Bank ASA (or such other bank or financial institution as selected or designated by the Charterers (with the consent of the Owners) from time to time).

“Account Pledge” means the pledge over the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account from the Charterers in favour of the Security Trustee.

“Actual Delivery Date” means the date of delivery of the Vessel by the Owners to the Charterers under this Charter.

“Actual Owners’ Cost” means the “Purchase Price” as defined in the MOA.

“Additional Handling Fee” means the non-refundable handling fee in the amount of three hundred and fifteen thousand US Dollars (US$315,000).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement Term” means the period commencing on the date of this Charter and terminating on the later of:

(a)	the expiration of the Charter Period; and

(b)	the date on which all money of any nature owed by the Obligors to the Owners under the Transaction Documents or otherwise in connection with the Vessel have been paid in full to the Owners and no obligations of the Obligors of any nature to the Owners or otherwise in connection with the Transaction Documents or with the Vessel remain unperformed or undischarged (whether or not following (i) the occurrence of a Termination Event or (ii) the exercise of the Purchase Option in accordance with the terms of this Charter).

“AML Laws” means as to any Obligor and in relation to money laundering or terrorism, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of any Governmental Agency, and the interpretation or administration thereof, in each case applicable to or binding upon such Obligor.

“Anniversary Dates” means the Third Anniversary Date, the Fourth Anniversary Date, the Fifth Anniversary Date, the Sixth Anniversary Date and the Seventh Anniversary Date and “Anniversary Date” means any one of them.

“Approved Broker” means such firm or firms of insurance brokers as the Charterers may appoint from time to time and in each case approved by the Owners.

“Approved Commercial Manager” means:

(a)	2020 Bulkers Management AS; or

(b)	any other first-class internationally recognized and reputable management company appointed by the Charterers with the prior written consent of the Owners for the commercial management of the Vessel.

“Approved Manager” means either the Approved Commercial Manager or, as the context may require, the Approved Technical Manager.

“Approved Technical Manager” means any first-class internationally recognized and reputable management company appointed by the Charterers with the prior written consent of the Owners for the technical management of the Vessel.

“Approved Valuer” means each of (a) Arrow Shipbroking, (b) Nordic Shipping, (c) Clarksons Platou, (d) Fearnleys AS, (e) Simpson Spence Young, (f) Affinity and any other reputable and independent ship brokers proposed by the Charterers and approved by the Owners.

“Assumed Financing Amount” means sixty-tree million US Dollars (US$63,000,000).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration.

“Break Costs” means all costs, losses, premiums or penalties incurred by the Owners (including, without limitation, but without double-counting, all costs, losses, premiums or penalties incurred by the Owners under the Finance Documents) as a result of the receipt by the Owners of any payment under or in relation to the Transaction Documents on a day other than the due date for payment of the sum in question, or as a result of the Termination Payment Date not falling on a Hire Payment Date, or as a result of the relevant payment made by the Charterers under clause 9 of the MOA not falling on a Rebate Payment Date (as defined in the MOA).

“Builder” has the meaning given to such term in the MOA.

“Building Contract” has the meaning given to such term in the MOA.

“Business Day” means a day (other than a Saturday or Sunday) on which banks and financial markets are open for general business in London, New York, Shanghai and Oslo.

“Chargor” means the Guarantor in its capacity as the share chargor.

“Charter Period” means, subject to paragraph (k) (Illegality) of Clause 40 (Hire), Clauses 52 (Termination Events), 55 (Purchase Option), 56 (Purchase Obligation and transfer of title) and 57 (Total Loss), the period of eighty four (84) consecutive months commencing from the Actual Delivery Date.

“Charterers’ Assignment” means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in relation to certain of the Charterers’ rights and interest in and to (among other things):

(a)	the Insurances;

(b)	the Requisition Compensation;

(c)	any Sub-Charter which has a duration (taking into account any option to renew or extend) of more than twenty four (24) months; and

(d)	any Vessel Management Agreement.

“Classification Society” means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other member of the International Association of Classification Societies (IACS) as the Charterers may select and the Owners may approve from time to time.

“Daily Charter Rate” means in respect of the Charter Period, a rate in the sum [***]

“Default Termination” means a Termination pursuant to the provisions of Clause 52 (Termination Events).

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Charterers and/or the Sub-Charterers in respect of the Vessel including (without limitation) all earnings received or to be received from each Sub-Charter, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Earnings Account” means, in relation to the Vessel, the US Dollar account in the name of the Charterers (with account number 1251.05.48041) opened with the Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of this Charter.

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other Authorisation required under the applicable Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge into the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or reasonably likely to be potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise reasonably likely to be liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or reasonably likely to be potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise reasonably likely to be liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Fair Market Value” means the fair market value of the Vessel as ascertained in accordance with the latest Valuation Report.

“FATCA Deduction” has the meaning given to such term in Clause 78 (FATCA).

“Fifth Anniversary Date” means the date falling on the fifth (5th) anniversary of the Actual Delivery Date.

“Finance Document” means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owners and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing or (as the case may be) refinancing the Actual Owners’ Cost.

“Finance Party” means:

(a)	any Affiliate of the Owners which is party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder); or

(b)	any bank or financial institution which is party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder),

and “Finance Parties” means two or more of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or hire purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction protecting against or benefit from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Flag State” means, in relation to the Vessel, The Republic of Liberia or such other state and/or registry as the Charterers shall nominate and as may be approved in writing by the Owners.

“Fourth Anniversary Date” means the date falling on the fourth (4th) anniversary of the Actual Delivery Date.

“GAAP” means generally accepted accounting principles in the United States of America including IFRS.

“Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

“Group” means the Guarantor and its Subsidiaries from time to time.

“Guarantee” means the guarantee made or to be made by the Guarantor in favour of the Owners in respect of the Charterers’ obligations under the MOA, this Charter and the other Transaction Documents.

“Guarantor” means Himalaya Shipping Ltd., an exempted company incorporated according to the laws of Bermuda (with registration number 56490) whose registered address is at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda.

“Handling Fee” means the Initial Handling Fee, the Additional Handling Fee or the combination of them.

“Hire” means, in respect of each Hire Payment Date, the aggregate amount calculated by multiplying (a) the Daily Charter Rate by (b) the number of days in the relevant Hire Period (being each day from that Hire Payment Date (including that date) until, in respect of the Hire Payment Date of the final Hire Period, the last day of such Hire Period (including that day), and, in respect of all other Hire Payment Dates, the next Hire Payment Date (not including that date)).

“Hire Payment Date” means the first day of each and any Hire Period, it being understood that there are altogether twenty-eight (28) Hire Payment Dates in the Agreed Charter Period.

“Hire Period” means each and every consecutive three (3)-month period during the Charter

Period, the first Hire Period to commence on the Actual Delivery Date and each and any successive Hire Period to commence on the last day of the preceding Hire Period, provided that if a Hire Period would otherwise extend beyond the last day of the Charter Period, then such Hire Period shall end on the last day of the Charter Period.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of The People’s Republic of China.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements

“Indemnitee” has the meaning given to such term in Clause 62 (Further indemnities).

“Initial Handling Fee” means the non-refundable handling fee in the amount of three hundred and fifteen thousand US Dollars (US$315,000).

“Innocent Owners’ Interest Insurances” means all policies and contracts of innocent owners’ interest insurance and innocent owners’ additional perils (oil pollution) from time to time taken out by the Owners in relation to the Vessel.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into by the Charterers in respect of or in connection with the Vessel or her increased value or her earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation, as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

and

(d)	any reservations as to matters of law (but excluding at all times any reservations or qualifications as to matters of fact) referred to in the legal opinions delivered to the Owners under Clause 36 (Conditions precedent) of this Charter.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Long Stop Date” has the meaning given to such term in the MOA.

“Major Casualty Amount” means one million US Dollars (US$1,000,000) or the equivalent in any other currency or currencies.

“Manager’s Undertaking” means a written undertaking and confirmation of an Approved Commercial Manager or (as the case may be) an Approved Technical Manager executed or to be executed in favour of the Owners and the Security Trustee.

“MARPOL” means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of any Obligor;

(b)	the ability of any Obligor to perform its obligations under the Transaction Documents to which it is a party; or

(c)	the validity, legality or enforceability of any Transaction Document or the rights or remedies of the Owners under the Transaction Documents.

“MOA” has the meaning given to such term in Clause 34 (Background).

“Mortgagees’ Interest Insurances” means all policies and contracts of mortgagees’ interest insurance and mortgagees’ additional perils (oil pollution) insurance from time to time taken out by any Finance Party in relation to the Vessel.

“Net Sale Proceeds” means the proceeds of a sale of the Vessel received, net of any fees, commissions, costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging the proposed sale.

“Obligors” means, together, the Charterers, the Guarantor, the Chargor and “Obligor” means any one (1) of them.

“Owners’ Account” has the meaning given to such term in paragraph (f) (Payment account information) of Clause 40 (Hire).

“Owners’ Bank” has the meaning given to such term in paragraph (f) (Payment account information) of Clause 40 (Hire).

“Party” means a party to this Charter and “Parties” means both of them.

“PDA” means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 1 (Form of Protocol of Delivery and Acceptance) hereto.

“Permitted Mortgagee” means a Finance Party holding a mortgage over the Vessel in accordance with Clause 47 (Owners’ mortgage).

“Permitted Security Interest” means any:

(a)	Security Interest created by the Transaction Documents and the Finance Documents;

(b)	unless a Termination Event has occurred and is continuing, any ship repairer’s or outfitter’s possessory lien for an amount not exceeding the Major Casualty Amount;

(c)	any lien arising by operation of law in the ordinary course of her trading and securing obligations not more than thirty (30) days overdue;

(d)	any lien for salvage; and

(e)	Security Interest the creation of which has been otherwise expressly permitted in writing by the Owners.

“Potential Termination Event” means an event or circumstance which would, with the expiry of any permitted grace period, the giving of any notice, the lapse of time, or a determination of the Owners (or any combination of the foregoing) be a Termination Event.

“Pre-Delivery Assignment” has the meaning given to such term in the MOA.

“Project Documents” means, together, the Transaction Documents, the Building Contract, the Refund Guarantee and the Vessel Management Agreements.

“Purchase Obligation” means the Charterers’ obligation to purchase the Vessel at the applicable Purchase Obligation Price in accordance with Clause 56 (Purchase Obligation and transfer of title).

“Purchase Obligation Date” means the date specified as such in the Purchase Obligation Notice on which the Charterers are obliged to or cause their nominee to purchase the Vessel for the applicable Purchase Obligation Price.

“Purchase Obligation Notice” means the notice served by the Owners on the Charterers pursuant to paragraph (b) (Purchase Obligation - outbreak of war) of Clause 56 (Purchase Obligation and transfer of title).

“Purchase Obligation Price” means the aggregate of:

(a)	an amount equal to the Termination Core Amount applicable to the Hire Payment Date immediately prior to the Purchase Obligation Date, as set out in the Termination Core Amount Schedule (and for the avoidance of doubt, if the Purchase Obligation Date falls on the first Hire Payment Date, any reference to the Termination Core Amount shall be a reference to the Actual Owners’ Cost);

(b)	all Hire due and payable, but unpaid, under this Charter up to (and including) the Purchase Obligation Date together with interest accrued thereon pursuant to paragraph (i) (Default interest) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment, provided that, to the extent that there is no such Hire which is due and payable but unpaid, the Charterers will receive a credit for any part of Hire paid in advance by the Charterers on account of the period between the day (including that day) immediately following the Purchase Obligation Date and the last day (not including that day) of the Hire Period within which the Purchase Obligation Date falls;

(c)	all other Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) (Default interest) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment;

(d)	the Break Costs (if any), but only if and as a result of the Purchase Obligation Date not falling on a Hire Payment Date;

(e)	any legal costs incurred by the Owners in respect of the implementation of the Purchase Obligation;

(f)	any other reasonable costs and expenses incurred by the Owners in connection with any Finance Document as a result of the implementation of the Purchase Obligation;

(g)	the Swap Losses (if any) directly attributable to the Purchase Obligation Price being paid.

“Purchase Option” means the option to purchase the Vessel at the applicable Purchase Option Price which the Charterers may exercise in accordance with Clause 55 (Purchase Option).

“Purchase Option Core Amount” means each of the figures set out in the column headed “Purchase Option Core Amount” in the Purchase Option Core Amount Schedule.

“Purchase Option Core Amount Schedule” means the schedule as set out in Schedule 5 (Purchase Option Core Amount Schedule) to this Charter (it being agreed that the Purchase Option Core Amount Schedule as of the date of this Charter is prepared based on the assumption that the Actual Owners’ Cost equals the Assumed Financing Amount and accordingly, the Owners shall, if the Actual Owners’ Cost does not equal the Assumed Financing Amount, deliver to the Charterers, prior to, on or after the Actual Delivery Date, an amended Purchase Option Core Amount Schedule reflecting the exact Actual Owners’ Cost and such amended Purchase Option Core Amount Schedule shall, from the date the same is delivered to the Charterers, be deemed to be incorporated into this Charter and shall thereafter constitute the current Purchase Option Core Amount Schedule).

“Purchase Option Date” means the date indicated in the Purchase Option Notice, being a day on which the Charterers may complete the exercise of the Purchase Option in accordance with Clause 55 (Purchase Option).

“Purchase Option Notice” means a written notice (in such form as the Owners and the Charterers may agree) which the Charterers may deliver to the Owners for the purpose of the Charterers exercising the Purchase Option.

“Purchase Option Price” means the amount due and payable by the Charterers to the Owners pursuant to Clause 55 (Purchase Option), being the aggregate of:

(a)	an amount equal to the Purchase Option Core Amount applicable to the Purchase Option Date;

(b)	all Hire due and payable, but unpaid, under this Charter up to (and including) the Purchase Option Date together with interest accrued thereon pursuant to paragraph (i) (Default interest) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment, provided that, to the extent that there is no such Hire which is due and payable but unpaid, the Charterers will receive a credit for any part of Hire paid in advance by the Charterers on account of the period between the day (including that day) immediately following the Purchase Option Date and the last day (not including that day) of the Hire Period within which the Purchase Option Date falls;

(c)	all other Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) (Default interest) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment;

(d)	the Break Costs (if any), but only if and as a result of the Purchase Option Date not falling on a Hire Payment Date;

(e)	any legal costs incurred by the Owners in respect of the exercise of the Purchase Option;

(f)	any other reasonable costs and expenses incurred by the Owners in connection with any Finance Document as a result of the Charterers’ exercise of the Purchase Option;

(g)	the Swap Losses (if any) directly attributable to the Purchase Option Price being paid (but not in any event in case the Purchase Option is exercised on the Seventh Anniversary Date).

“Quiet Enjoyment Letter” means the quiet enjoyment letter to be entered into between the Owners, any Permitted Mortgagee and the Charterers, in a form acceptable to all parties and, in particular, containing language to the effect that the Permitted Mortgagee (i) (in the absence of any Termination Event) allows the Charterers unfettered use and quiet enjoyment without interruption of the Vessel in accordance with the terms and conditions of this Charter and (ii) acknowledges that the Charterers shall have the right to purchase the Vessel at the Purchase Option Price or the Termination Sum in accordance with the terms and conditions of this Charter.

“Refund Guarantee” has the meaning given to such term in the MOA.

“Related Charter” means, in relation to each Related Vessel, a bareboat charter (as the same may be amended, supplemented, extended, replaced and/or novated from time to time) entered into between the relevant Related Owners (as owners) and the relevant Related Charterers (as bareboat charterers), as more particularly set out in Schedule 3 (List of Related Vessels and relevant information) hereto.

“Related Charterers” means, in relation to each Related Vessel, her charterers as listed under the column headed “Related Charterers”, as more particularly set out in Schedule 3 (List of Related Vessels and relevant information) hereto.

“Related Document” means any document entered into by the Charterers which provides loan financing or lease financing to the Charterers.

“Related MOA” means, in relation to each Related Vessel, a memorandum of agreement entered or to be entered into between the relevant Related Owners (as buyers) and the relevant Related Charterers (as sellers), as more particularly set out in Schedule 3 (List of Related Vessels and relevant information) hereto.

“Related Obligor” means any “Obligor” as defined in any Related Charter.

“Related Owners” means, in relation to each Related Vessel, her owner as listed under the column headed “Related Owners”, as more particularly set out in Schedule 3 (List of Related Vessels and relevant information) hereto.

“Related Vessel” means each of the vessels listed in Schedule 3 (List of Related Vessels and relevant information) hereto.

“Relevant Jurisdictions” means, in relation to an Obligor:-

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to any Security Interest to be created by it pursuant to the relevant Security Document is situated;

(c)	any jurisdiction where it conducts its business, or where its centre of main interest is situated or where its central management and control is or has recently been exercised; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Party” means a person or entity that is (i) listed on, or owned or controlled by a person listed on, any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sanctions” means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the People’s Republic of China or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”) (together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Security Documents” means, in relation to the Vessel, collectively the following:

(a)	the Account Pledge;

(b)	the Charterers’ Assignment;

(c)	the Guarantee;

(d)	each Manager’s Undertaking;

(e)	the Pre-Delivery Assignment;

(f)	the Share Charge;

(g)	the Security Trust Deed; and

(h)	any other document that may at any time be executed by any person guaranteeing, creating, evidencing or perfecting any Security Interest to secure all or part of all the Obligors’ obligations under or in connection with the Transaction Documents, and “Security Document” means any one of them.

“Security Interest” means a mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, assignment or security interest of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, conditional sale, title transfer and/or retention arrangements having a similar effect), in each case howsoever arising.

“Security Trust Deed” means the deed executed or to be executed by the Security Trustee, the Owners, the Related Owners, the Charterers, the Related Charterers, the Chargor and the Approved Commercial Manager.

“Security Trustee” means GREAT LHOTSE LIMITED.

“Sellers” means the Charterers in their capacity as sellers under the MOA.

“Settlement Date” means, following a Total Loss of the Vessel, the earlier of:

(a)	the date which falls on the earlier of:

(i)	ninety (90) days after the date of occurrence of the Total Loss; and

(ii)	eighty four (84) months after the Actual Delivery Date,

in each case, if such date is not a Business Day, the immediately preceding Business Day; and

(b)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss.

“Seventh Anniversary Date” means the date falling on the seventh (7th) anniversary of the Actual Delivery Date.

“Share Charge” means the charge over the entire issued share capital of the Charterers executed or (as the case may be) to be executed by the Chargor in favour of the Security Trustee.

“Shareholder Funding” means any funding provided or to be provided by the Guarantor to the Charterers (and which shall be subordinated (to the satisfaction to the Owners) in all respects to any and all amounts owing by the Charterers to the Owners under the Transaction Documents).

“Side Letter” means a side letter to this Charter of even date herewith made between the Owners and the Charterers.

“Sixth Anniversary Date” means the date falling on the sixth (6th) anniversary of the Actual Delivery Date.

“Sub-Charter” means any charterparty or contract of employment in respect of the Vessel entered into between the Charterers as disponent owners and any Sub-Charterers.

“Sub-Charterers” means any sub-charterers which are or will be parties to the relevant Sub-Charter.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Swap Losses” means the amount (if any) of any claim, expense, liability or loss incurred by the Owners in terminating (as a result of (i) the Charterers exercising the Purchase Option on the Third Anniversary Date, Fourth Anniversary Date, Fifth Anniversary Date

or Sixth Anniversary Date, (ii) the Charterers fulfilling the Purchase Obligation or (iii) the Termination Sum being paid) swap transactions entered into to hedge any interest rate exposure of the Owners in respect of the financing or refinancing of the Actual Owners’ Cost, excluding any such swap transactions entered into to hedge interest rate exposure for a period which matures after the Seventh Anniversary Date.

“Tax” or “tax” means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and “Taxes”, “taxes”, “Taxation” and “taxation” shall be construed accordingly.

“Termination” means the termination at any time of the chartering of the Vessel under this Charter.

“Termination Core Amount” means each of the figures set out in the column headed “Termination Core Amount” in the Termination Core Amount Schedule.

“Termination Core Amount Schedule” means the schedule as set out in Schedule 4 (Termination Core Amount Schedule) to this Charter (it being agreed that the Termination Core Amount Schedule as of the date of this Charter is prepared based on the assumption that the Actual Owners’ Cost equals the Assumed Financing Amount and accordingly, the Owners shall, if the Actual Owners’ Cost does not equal the Assumed Financing Amount, deliver to the Charterers, prior to, on or after the Actual Delivery Date, an amended Termination Core Amount Schedule reflecting the exact Actual Owners’ Cost and such amended Termination Core Amount Schedule shall, from the date the same is delivered to the Charterers, be deemed to be incorporated into this Charter and shall thereafter constitute the current Termination Core Amount Schedule).

“Termination Event” means each of the events specified in paragraph (a) (Termination Events) of Clause 52 (Termination Events).

“Termination Notice” means the termination notice referred to in (as the context may require):

(a)	paragraph (k) (Illegality) of Clause 40 (Hire); or

(b)	paragraph (c) (Owners’ options after occurrence of a Termination Event) of Clause 52 (Termination Events).

“Termination Payment Date” means:

(a)	in respect of a Termination in accordance with paragraph (k) (Illegality) of Clause 40 (Hire), the date specified in the Termination Notice served on the Charterers pursuant to that Clause;

(b)	in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to paragraph (c) (Owners’ options after occurrence of a Termination Event) of Clause 52 (Termination Events) in respect of such Default Termination; or

(c)	in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination.

“Termination Sum” means an amount representing the Owners’ losses as a result of a Termination prior to the expiry of the Agreed Charter Period (other than by virtue of the Charterers exercising the Purchase Option in accordance with Clause 55 (Purchase Option) or by virtue of the Owners delivering a Purchase Obligation Notice in accordance with paragraph (b) (Purchase Obligation – outbreak of war) of Clause 56 (Purchase Obligation and transfer of title), which both parties acknowledge as a genuine and reasonable pre- estimate of the Owners’ losses in the event of such Termination and shall consist of the following:

(a)	only if the Actual Owners’ Cost has been paid by the Owners to the Charterers under the MOA, an amount equivalent to the Termination Core Amount applicable to the Hire Payment Date immediately prior to the Termination Payment Date, as set out in the Termination Core Amount Schedule (and for the avoidance of doubt, if the Termination Payment Date falls on the first Hire Payment Date, any reference to the Termination Core Amount shall be a reference to the Actual Owners’ Cost);

(b)	all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to paragraph (i) (Default interest) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment, provided that, to the extent that there is no such Hire which is due and payable but unpaid, the Charterers will receive a credit for any part of Hire paid in advance by the Charterers on account of the period between the day (including that day) immediately following that Termination Payment Date and the last day (not including that day) of the Hire Period within which that Termination Payment Date falls;

(c)	all other Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) (Default interest) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment;

(d)	the Break Costs (if any), but only if and as a result of the Termination Payment Date not falling on a Hire Payment Date;

(e)	so long as the Vessel is not being transferred to the Charterers, all liabilities, costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clauses 44 (Redelivery) and 45 (Redelivery conditions);

(f)	any legal costs incurred by the Owners in respect of the Termination;

(g)	any other reasonable costs and expenses incurred by the Owners in connection with any Finance Document as a result of the Termination;

(h)	any reasonable prepayment fee incurred by the Owners in connection with any Finance Document as a result of a Termination Event or any non-compliance by any Obligor of any provision of the Transaction Documents to which such Obligor is a party;

(i)	the Swap Losses (if any) directly attributable to the Termination Sum being paid.

“Third Anniversary Date” means the date falling on the third (3rd) anniversary of the Actual Delivery Date.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Title Re-Transfer PDA” means the protocol of delivery and acceptance in relation to the re-transfer of the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 2 (Form of Title Re-Transfer Protocol of Delivery and Acceptance) hereto upon expiration of the Charter Period.

“Total Loss” means, during the Charter Period:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Vessel;

(b)	the requisition for title or compulsory acquisition of the Vessel by any Governmental Agency;

(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b) above), unless the Vessel is released and returned to the possession of the Owners or the Charterers within sixty (60) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question, and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel, and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.

“Total Loss Proceeds” means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss unconditionally received and retained by or on behalf of the Owners in respect of a Total Loss.

“Total Loss Termination” means a Termination pursuant to the provisions of paragraph (a) (Total Loss Termination) of Clause 57 (Total Loss).

“Transaction Documents” means, together, this Charter, the MOA, the Security Documents, the Side Letter and such other documents as may be designated as such by the Owners and the Charterers from time to time.

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under the Transaction Documents.

“US Dollars”, “Dollars”, “USD”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“US Tax Obligor” means:

(a)	an obligor which is resident for tax purposes in the United States of America; or

(b)	an obligor some or all of whose payments under the Transaction Documents to which it is a party are from sources within the United States for US federal income tax purposes.

“Valuation Report” means, in relation to the Vessel, a desktop valuation report (without physical inspection) addressed to the Owners from an Approved Valuer on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer.

“Vessel” means the 210,000 DWT bulk carrier with the Builder’s hull number 0120833 as more particularly described in Boxes 5 (Vessel’s name, call sign and flag) to 10 (Classification Society) of this Charter.

“Vessel Management Agreement” means, in relation to the Vessel, each technical or commercial management agreement executed or to be executed (as the case may be) between (a) an Approved Manager (as technical or commercial manager (as the case may be)), and (b) the Charterers (as demise owners).

33.	Interpretations

(a)	In this Charter, unless the context otherwise requires, any reference to:

(i)	this Charter include the Schedule hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time;

(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

(iii)	the term “Vessel” includes any part of the Vessel;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	the “Owners”, the “Charterers”, the “Guarantor”, the “Chargor”, any “Obligor”, the “Related Owners”, the “Related Charterers”, any “Sub- Charterers” or any other person include any of their respective successors, permitted assignees and permitted transferees;

(vi)	a “Project Document” or any other agreement, instrument or document include such Project Document or other agreement, instrument or document as the same may from time to time by amended, modified, supplemented, novated or substituted;

(vii)	the “equivalent” in one currency (the “first currency”) as at any date of an amount in another currency (the “second currency”) shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners’ Bank at or about 11:00 a.m. (Shanghai time) two (2) business days (being a day other than Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Shanghai) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date;

(viii)	“hereof”, “herein” and “hereunder” and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof;

(ix)	“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

(x)	“month” means, save as otherwise provided, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month;

(xi)	the word “person” or “persons” or to words importing persons include, without limitation, any state, divisions of a state, government, individuals,

partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

(xii)	the “winding-up”, “dissolution”, “administration”, “liquidation”, “insolvency”, “reorganisation”, “readjustment of debt”, “suspension of payments”, “moratorium” or “bankruptcy” (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;

(xiii)	“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Clubs, including pollution risks, extended passenger cover and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hull)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(xiv)	a Potential Termination Event or Termination Event is “continuing” if it has not been remedied or waived; and

(xv)	words denoting the plural number include the singular and vice versa.

(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter.

(c)	A time of day (unless otherwise specified) is a reference to Shanghai time.

34.	Background

(a)	The MOA By a memorandum of agreement (the “MOA”) of even date herewith made between the Owners (as buyers thereunder) and the Sellers (as sellers thereunder), the Owners have agreed to purchase and the Sellers have agreed to sell the Vessel subject to the terms and conditions therein.

(b)	Transfer of ownership pursuant to MOA Accordingly the parties hereby agree that the Owners’ obligations to charter the Vessel to the Charterers under this Charter are subject to the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA.

35.	Delivery

As at the date of this Charter, the Vessel is under construction by the Builder pursuant to the terms of the Building Contract and the Owners have entered into the MOA with the Sellers.

(a)	Conditions to delivery The obligation of the Owners to charter the Vessel to the Charterers pursuant to this Charter shall be subject to the following conditions:

(i)	delivery of the Vessel by the Charterers to the Owners pursuant to the terms of the MOA;

(ii)	the Owners obtaining full title to the Vessel pursuant to the terms of the MOA;

(iii)	no Termination Event having occurred which is continuing on or prior to the Actual Delivery Date;

(iv)	the representations and warranties referred to in Clause 48 (Charterers’ representations and warranties) being true and correct on the date of this Charter and the Actual Delivery Date;

(v)	the Actual Delivery Date falling on or before the Long Stop Date (or such later date as may be agreed between the Owners (as buyer under the MOA) and the Sellers);

(vi)	the Owners having received, or being satisfied that they will receive, the documents and evidence referred to in paragraph (a) (Owners’ conditions precedent) of Clause 36 (Conditions precedent), in each case in all respects in form and substance satisfactory to them on or before the Actual Delivery Date; and

(vii)	delivery of the Vessel to the Sellers by the Builder under the Building Contract.

(b)	Delivery and acceptance Provided that the conditions referred to in paragraph (a) (Conditions to delivery) above have been fulfilled or waived to the satisfaction of the Owners (which shall be evidenced in writing by the Owners), the Owners and the Charterers agree that:

(i)	the Charterers shall, at their own expense, upon the Actual Delivery Date arrange for the Vessel to be registered under the laws and flag of the Flag State and in the name of the Owners as legal owner;

(ii)	the Charterers shall take delivery of the Vessel from the Owners under this Charter (such delivery to be conclusively evidenced by a duly executed PDA) immediately following the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA;

(iii)	the Charterers will accept the Vessel:

(A)	on an “as is where is” basis in exactly the same form and state as the Vessel is delivered by the Sellers to the Owners pursuant to the MOA;

(B)	in such form and state with any faults, deficiencies and errors of description; and

(C)	for the avoidance of doubt, no underwater inspection shall be performed at the time of commencement of this Charter on the basis that any repairs required at the next scheduled dry-docking are the responsibility of the Charterers; and

(iv)	the Charterers shall have no right to refuse acceptance of delivery of the Vessel into this Charter if the Vessel is delivered to the Owners pursuant to the MOA and, notwithstanding and without prejudice to the foregoing, the Owners and the Charterers nonetheless agree to enter into and execute the PDA on delivery of the Vessel under this Charter.

(c)	No representation or warranty from Owners The Charterers acknowledge and agree that the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners pursuant to the MOA, and have therefore made no representations or warranties in respect of the Vessel or any part thereof, and hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel).

(d)	No liability from Owners In particular, and without prejudice to the generality of paragraph (c) (No representation or warranty from Owners) above, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether onboard the Vessel or elsewhere, and irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this paragraph (d), “delay” shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever).

36.	Conditions precedent

(a)	Owners’ conditions precedent Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners’ receipt of following documents and evidence (in each case in form and substance acceptable to the Owners) on or before the Actual Delivery Date:

(i)	an original of each of the following:

(A)	the duly executed Charter;

(B)	the duly executed Security Documents together with all documents required by any of them (other than the acknowledgement (duly executed by the Account Bank) to the notice of charge required under the Account Pledge and the letters of undertaking in respect of the Insurances and copies of the relevant policies or cover notes or entry certificates in respect of the Insurances duly endorsed with the interest of the Owners required under the Charterers’

Assignment); and

(C)	the duly executed MOA;

(ii)	certified true copies of the memorandum and articles of association (or equivalent documents) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of its jurisdiction of incorporation to establish its incorporation;

(iii)	certified true copies of written resolutions or (as the case may be) resolutions passed at meetings of the board of directors of each Obligor, each evidencing the relevant Obligor’s respective approval of the Transaction Documents and authorising appropriate officers, directors or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Owners;

(iv)	intentionally left blank

(v)	a certified true copy of a certificate of good standing of each Obligor issued no earlier than ten (10) days prior to the Actual Delivery Date;

(vi)	an original certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this paragraph (a) is correct, complete and in full force and effect;

(vii)	if applicable, the original power of attorney of each Obligor under which any document (including the Transaction Documents) are to be executed or transactions undertaken by them;

(viii)	if applicable, copies (certified true where possible) of all Authorisations as may be necessary to authorise the performance by each of the Obligors of its obligations under the Transaction Documents to which it is or (as the case may be) will be a party, and the execution, validity and enforceability of such Transaction Documents;

(ix)	intentionally left blank

(x)	copies or, where applicable, electronic copies of the following:

(A)	intentionally left blank

(B)	each duly executed Vessel Management Agreement;

(C)	the Vessel’s current Safety Management Certificate (as such term is defined pursuant to the ISM Code);

(D)	each applicable Approved Technical Manager’s current Document of Compliance (as such term is defined pursuant to the ISM Code);

(E)	the Vessel’s current ISSC;

(F)	the Vessel’s current IAPPC;

(G)	the Vessel’s classification certificate evidencing that she is free of all conditions of class from the Classification Society;

(H)	any Sub-Charter,

in each case (and where applicable) together with all addenda, amendments or supplements;

(xi)	evidence that:

(A)	all the conditions precedents under clause 8 (Conditions precedent and subsequent) of the MOA have been, or, in the Owners’ opinion, will be satisfied on the Actual Delivery Date;

(B)	the Charterers have paid (1) the Commitment Fee (as defined under the MOA) due from the Charterers under the MOA on or before the Actual Delivery Date, (2) the Handling Fee and (3) all other payable fees, costs and expenses, in each case in accordance with Clause 59 (Fees and expenses);

(C)	on or immediately after the Actual Delivery Date, the Vessel will be registered (or at least provisionally registered, if applicable) under the laws and flag of the Flag State and in the name of the

Owners with all associated costs and expenses paid by the Charterers in accordance with paragraph (b)(vii) (Other costs and expenses) of Clause 59 (Fees and expenses);

(D)	the Vessel is insured in the manner required by the Transaction Documents (including, in particular, evidence that Innocent Owners’ Interest Insurances have been arranged and that the Owners have been or will be reimbursed by the Charterers for all costs, premiums and expenses paid or incurred by the Owners in connection therewith), together with:

(1)	an insurance report (in form and substance acceptable to the Owners) in respect of the Insurances issued by an insurance adviser appointed by the Owners or confirmation satisfactory to the Owners that such an insurance report will be issued;

(2)	evidence that the relevant loss payable clause (in a form as the Owners may approve) has been or will be endorsed on or attached to the policies, the cover notes or certificates of entry relating to the Insurances; and

(3)	evidence that letters of undertaking (each in a form as the Owners may approve) will be issued;

(E)	any process agent referred to in any Transaction Document has accepted its appointment; and

(F)	the Owners have received the Hire which is due and payable on the first Hire Payment Date;

(xii)	a legal opinion of the legal advisers to the Owners in each of the following relevant jurisdictions:

(A)	England and Wales;

(B)	Bermuda; and

(C)	The Republic of Liberia;

(D)	Norway; and

(E)	jurisdiction in which the Approved Technical Manager is incorporated;

or confirmation satisfactory to the Owners that such an opinion will be given; and

(xiii)	a copy of any other Authorisation or other document, opinion or assurance which the Owners reasonably consider to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document (including, without limitation in relation to or for the purposes of any financing by the Owners).

(b)	Owners’ discretion regarding conditions precedent If the Owners in their sole discretion agree at the request of the Charterers to deliver the Vessel under this Charter to the Charterers before all of the documents and evidence required under paragraph (a) (Owners’ conditions precedent) above have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than seven (7) Business Days after the Actual Delivery Date (or such later date as the Owners may agree in writing, acting in their sole discretion). The delivery of the Vessel by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners’ right to require production of all the documents and evidenced required by this Clause 36.

(c)	Certified true copies Each certified true copy document referred to this Clause 36 must be certified by a director, company secretary or duly authorised representative of the relevant Obligor as being true and complete as at a date no later than the Actual Delivery Date.

(d)	Original document If any of the original documents required under paragraph (a) (Owners’ conditions precedent) above cannot be delivered to the Owners on or prior to the Actual Delivery Date, the Owners will rely on a scanned copy of such document to proceed with the delivery of the Vessel as long as evidence that such original document is in transit to the Owners by courier is provided by the Charterers.

37.	Bunkers and luboils

(a)	At delivery the Charterers shall take over all bunkers, lubricating oil, water and unbroached provisions in the Vessel without cost.

(b)	To the extent that Clause 44 (Redelivery) applies, at redelivery the Owners shall take over without cost all bunkers, unused lubricating oil, water and unbroached provisions and other consumable stores in the Vessel.

38.	Further maintenance and operation

(a)	Maintenance The good commercial maintenance practice under Clause 10 (Maintenance and Operation) (Part II) of this Charter shall be deemed to include:

(i)	the maintenance and operation of the Vessel by the Charterers in accordance with:

(A)	the relevant regulations, requirements and recommendations of the Classification Society;

(B)	the relevant regulations, requirements and recommendations of the country and flag of the Vessel’s registry;

(C)	any applicable IMO regulations (including, without limitation, the ISM Code, the ISPS Code and MARPOL);

(D)	all other applicable regulations, requirements and recommendations; and

(E)	the Charterers’ operations and maintenance manuals;

(ii)	the maintenance and operation of the Vessel by the Charterers taking into account:

(A)	engine manufacturers’ recommended maintenance and service schedules;

(B)	builder’s operations and maintenance manuals; and

(iii)	recommended maintenance and service schedules of all installed equipment and pipework.

(b)	Access to class records The Charterers covenant with the Owners to arrange (at the Charterers’ costs) access to class records and inspection records for the Owners as available to the Charterers.

(c)	Extra equipment Any equipment that is found not to be required on board as a result of regulation or operational experience is either to be, at the Charterers’ option, removed at the Charterers’ expense or to be maintained in operable condition.

39.	Structural changes and alterations

(a)	The Charterers shall make no structural changes in the Vessel or changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners’ consent thereto except where any such change:

(i)	does not have a material adverse effect on the Vessel’s certification or the Vessel’s fitness for purpose; and

(ii)	will not materially diminish the value of the Vessel and/or have a material adverse effect on the safety, performance, value or marketability of the Vessel.

(b)	Upon the occurrence of any Termination Event which is continuing, and if the Vessel is not being transferred to the Charterers pursuant to and in accordance with paragraph (g) (Transfer of title) of Clause 52 (Termination Events) and the Owners decide to retake possession of the Vessel pursuant to paragraph (d) of Clause 52 (Termination Events), then the Charterers shall, in each case at their expense, restore the Vessel to its former condition unless the changes made are carried out:

(i)	with the prior written consent of the Owners; or

(ii)	to improve the performance, operation or marketability of the Vessel; or

(iii)	as a result of a regulatory compliance.

(c)	Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be for the Charterers’ account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period, or at redelivery of the Vessel. Unless otherwise requested by the Owners, the Charterers shall not remove any such improvement structural changes or new equipment at redelivery of the Vessel. The Charterers shall upon request give written notice to the Owners of any such improvement, structural changes or new equipment.

40.	Hire

(a)	Hire during Charter Period In consideration of the Owners’ agreement to charter the Vessel to the Charterers during the Charter Period pursuant to the terms hereof, the Charterers shall pay to the Owners on each and every Hire Payment Date the aggregate amount calculated by multiplying (a) the Daily Charter Rate by (b) the number of days in the relevant Hire Period (being each day from that Hire Payment Date (including that date) until, in respect of the Hire Payment Date of the final Hire Period, the last day of such Hire Period (including that day), and, in respect of all other Hire Payment Dates, the next Hire Payment Date (not including that date)).

(b)	intentionally left blank

(c)	intentionally left blank

(d)	Payment of Hire Each Hire payment shall be made in advance on each Hire Payment Date (Shanghai time) (in respect of which time is of the essence) with the first Hire Payment Date falling on the Actual Delivery Date. Each Hire shall be received by the Owners no later than 4:00 p.m. (Shanghai time) on the relevant Hire Payment Date (in respect of which time is of the essence).

(e)	Non-Business Day Any payment under this Charter which is due to be made on a day that is not a Business Day shall be made on the preceding Business Day.

(f)	Payment account information All payments under this Charter shall be made to the account opened in the name of the Owners with such bank as the Owners may choose (the “Owners’ Bank”), the details of which shall be notified by the Owners to the Charterers at least five (5) Business Days prior to the first Hire Payment Date (or such other account as the Owners may from time to time notify the Charterers in writing at least five (5) Business Days before the due date for payment) (the “Owners’ Account”) for credit to the account of the Owners.

(g)	Charterers’ Hire payment obligation absolute Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers’ obligation to pay Hire in accordance with this Clause 40 shall be absolute irrespective of any contingency whatsoever including but not limited to:

(i)	any set-off, counterclaim, recoupment, defence or other right which either party to this Charter may have against the other;

(ii)	any unavailability of the Vessel, for any reason, including but not limited to any action or inaction by any Sub-Charterers, seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel or any dry-docking of the Vessel;

(iii)	any lack or invalidity of title or any other defect in title, provided such lack or invalidity of title or defect does not affect the quiet and peaceful use, possession and enjoyment of the Vessel;

(iv)	any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter;

(v)	any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners, any Obligor or Sub-Charterers, or any change in the constitution of the Owners, any Obligor or Sub-Charterers;

(vi)	any invalidity or unenforceability or lack of due authorisation of or any defect in this Charter or any Sub-Charter; or

(vii)	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder,

it being the intention of the parties that the provisions of this Clause 40, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall (save as expressly provided in this Clause 40) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers. For the avoidance of doubt, the obligation of Charterers to pay Hire under this Charter shall not be affected by any breach of this Charter by the Owners, it being understood that the Charterers shall, in the event of such breach, be entitled to claim compensation for their losses, documented damages or expenses (excluding Hire paid under this Charter).

(h)	All payments free from deductions

(i)	All payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars and free and clear of, and without deduction for or on account of, any bank charges and any Taxes (including a FATCA Deduction).

(ii)	In the event that the Charterers are required by any law or regulation to make any deduction or withholding (including a FATCA Deduction) on account of any taxes which arise as a consequence of any payment due under this Charter, then:

(A)	the Charterers shall notify the Owners promptly after they become aware of such requirement;

(B)	the Charterers shall remit the amount of such taxes to the appropriate taxation authority within any applicable time limits and in any event prior to the date on which penalties attach thereto; and

(C)	such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes.

(iii)	The Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted.

(iv)	Mitigation The Owners shall, subject to sub-paragraph (v) (Limitation of liability) below and in consultation with the Charterers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to any of this paragraph (h) or Clause 41 (Increased Costs), including (but not limited to) transferring their rights and obligations under the Transaction Documents to an Affiliate (in accordance with Clause 47 (Owners’ mortgage). The above does not in any way limit the obligations of any Obligor under the Transaction Documents.

(v)	Limitation of liability The Charterers shall promptly indemnify the

Owners for all costs and expenses reasonably incurred by the Owners as a result of steps taken by the Owners under sub-paragraph (iv) (Mitigation) above. The Owners are not obliged to take any steps under sub-paragraph (iv) (Mitigation) above if, in their opinion (acting reasonably), to do so might be prejudicial to them.

(i)	Default interest Subject to paragraph (a)(i) (Non-payment) of Clause 52 (Termination Events), if the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on a daily basis on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate of ten per cent. (10%) per annum over the amount of such Unpaid Sum for the period of such non-payment. Any interest accruing under this paragraph (i) shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each period selected by the Owners but will remain immediately due and payable.

(j)	Hire payment obligation to survive termination In the event that this Charter is terminated for whatever reason, the Charterers’ obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination.

(k)	Illegality In the event that it becomes unlawful or it is prohibited for the Owners to charter the Vessel to the Charterers pursuant to this Charter, then the Owners shall notify the Charterers of the relevant event and negotiate in good faith with the Charterers for a period of thirty (30) days from the date of the receipt of the relevant notice by the Charterers to agree an alternative. If such agreement is not reached within such thirty (30)-day period, the Parties agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a termination notice specifying a Termination Payment Date, whereupon the Charterers shall be obliged to pay to the Owners the Termination Sum on the Termination Payment Date and comply with such other terms and conditions as may be specified in such termination notice.

(l)	Break Costs The Charterers shall, within three (3) Business Days of the Owners’ demand, pay to the Owners the Break Costs.

(m)	Certificates and determinations Any certification or determination by the Owners of a rate or amount under any Transaction Document is, in the absence of fraud or manifest error, conclusive evidence of the matters to which it relates.

(n)	Day count convention Any Hire, interest, commission or fee accruing under an Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days that will elapse or have elapsed and a year of 360 days (or, where the amount is payable in a currency other than US Dollars, such period as is customary for such currency).

41.	Increased Costs

(a)	Increased Costs Subject to paragraph (c) (Exceptions) below, the Charterers shall, within three (3) Business Days of a demand by the Owners, pay to the Owners the amount of any Increased Costs incurred by the Owners as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Charter.;

or

(iii)	the implementation or application of or compliance with Basel III, CRR or CRD IV or any other law or regulation which implements Basel III, CRR or CRD IV (whether such implementation, application or compliance is by a government, regulator or the Owners).

In this Charter:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“CRD IV” means EU CRD IV and UK CRD IV.

(iii)	“EU CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU)

No 648/2012; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

(iv)	“UK CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act;

(B)	the law of the United Kingdom or any part of it, which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing

Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(C)	direct EU legislation (as defined in the 2018 Withdrawal Act), which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act.

(v)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Hire or on the Owners’ overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or funding or performing its obligations under any Transaction Document.

(b)	Increased Cost claims

(i)	The Owners shall promptly notify the Charterers of any claim arising from paragraph (a) (Increased Costs) above and of the event giving rise to such claim.

(ii)	The Owners shall, as soon as practicable after having made a demand in respect of such claim, confirm the amount of their Increased Costs, such confirmation to include (in reasonable detail) an explanation and calculations regarding such Increased Costs.

(c)	Exceptions Paragraph (a) (Increased Costs) above does not apply to the extent that any Increased Cost is:

(i)	compensated for by a payment made under sub-paragraph (h)(ii)(C) (All payments free from deductions) of Clause 40 (Hire);

(ii)	compensated for by a payment made under Clause 60 (Stamp duties);

(iii)	attributable to a FATCA Deduction required to be made by either Party, an Obligor or a Finance Party (if applicable);

(iv)	attributable to the wilful breach by the Owners of any law or regulation; or

(v)	attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Charter (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator or the Owners).

42.	Insurance

(a)	Charterers’ obligation to place insurance During the Agreement Term (starting from the Actual Delivery Date), the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war (including, if applicable, “War Risks” as defined in paragraph (a) of Clause 26 (War)), protection and indemnity risks (and any risks against which it is compulsory to insure for the operation for the Vessel and (provided that such insurance is customary for the type of the Vessel) any other risks against which the Owners consider it would be necessary to insure):

(i)	in US Dollars; and

(ii)	in the Nordic/UK/French/German/Japan/Korean/USA insurance market customary to 2020 Bulkers Management AS (which is the Approved Commercial Manager) on shipping industry market terms as the Owners shall approve in writing (such approval not to be unreasonably withheld).

(b)	Beneficiaries of insurances Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Charterers and (if any) the Finance Parties, and the Charterers shall be at liberty to protect under such insurances the interests of any Approved Manager and the interest of any other named assured or co-assured provided that:

(i)	the interest of such Approved Manager, other named assured or co-assured is limited:

(A)	in respect of any insurances for hull and machinery and war risks:

(1)	to any provable out-of-pocket expenses that they have incurred and which form part of any recoverable claim on underwriters; and

(2)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any such claims made specifically against them); and

(B)	in respect of any insurances for protection and indemnity risks, to any recoveries they are entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against them; and

(ii)	if required by the Owners and/or the Finance Parties, each such Approved Manager, other named assured or co-assured shall execute an undertaking in favour of the Owners and/or the Finance Parties confirming paragraph (i) above, each in form and substance acceptable to the Owners and/or the Finance Parties.

(c)	Scope of insurance The policies of Insurance shall cover the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. Subject to the approval of the Owners (acting on the instructions or with the approval of the Finance Parties (in each case if applicable)) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

(d)	Repairs etc. not covered by Insurances The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the Insurance and/or not exceeding any possible franchise(s) or deductibles provided for in the Insurance.

(e)	H&M and war risks coverage The Charterers shall arrange that, at any time during the Agreement Term (starting from the Actual Delivery Date), the hull and machinery and war risks insurance (including increased value insurance) shall be:

(i)	in an amount not less than the greater of:

(A)	one hundred and ten per cent. (110%) of the Termination Core Amount applicable to the immediately prior Hire Payment Date; and

(B)	the latest Fair Market Value of the Vessel ascertained prior to such time.

(ii)	effected through first class international insurers or underwriter acceptable to the Owners; and

(iii)	on industry standard terms applicable at the time or otherwise on terms acceptable to the Owners.

(f)	Protection and indemnity coverage The Vessel shall be entered in Skuld or other protection and indemnity association which is a member of the International Group of P&I Clubs (the “IG”) acceptable to the Owners on customary terms and shall be covered against liability for pollution claims in an amount not less than one thousand million US Dollars (US$1,000,000,000) or the maximum amount of cover from time to time provided by members of the IG (if such maximum amount of cover is higher than one thousand million US Dollars (US$1,000,000,000)). The P&I cover shall include freight, demurrage and defence cover. All insurances shall include customary protection in favour of the Owners and (if any) the Finance Parties such as notice of cancellation.

(g)	Placing of Insurances Without prejudice to paragraph (e) (H&M and war risks coverage) or (f) (Protection and indemnity coverage) above, the Charterers undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and (unless any Insurances are placed directly and not through a broker) with an Approved Broker or such other first class and reputable brokers as the Owners shall have approved in writing.

(h)	No alteration to terms of Insurances The Charterers shall not materially alter the terms of any of the Insurances nor allow any person to be co-assured under any of the Insurances without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed). The Charterers shall, (A) no later than seven

(7) days before the Actual Delivery Date and (B) at any other time upon request of the Owners, supply the Owners with such information as the Owners may in their discretion require with regard to the terms of the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed.

(i)	Insurance report The Charterers shall:

(i)	reimburse the Owners on demand all reasonable costs and expenses incurred by the Owners in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Owners which report may be obtained no more than once per calendar year provided that if the terms of any of the Insurances are altered subsequent to a report being obtained, the Owners may obtain a further report in that calendar year and the Charterers shall reimburse the Owners on demand all costs and expenses incurred by the Owners in obtaining such further report; and

(ii)	procure that there is delivered to such insurance adviser all such information in relation to the Insurances as such insurance adviser may reasonably require.

(j)	Payment of premiums etc. The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any underwriters, protection and indemnity or war risks association. From time to time at the Owners’ request, the Charterers will provide the Owners with evidence satisfactory to the Owners that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given.

(k)	Compliance with Insurances The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Owners, and the Charterers will promptly notify the Owners of any new material requirement imposed by any broker, underwriter or association in relation to any of the Insurances.

(l)	Renewal of Insurances The Charterers will no later than seven (7) days before the expiry of any of the Insurances renew them and shall immediately give the Owners and, if applicable, the Finance Parties such details of those renewals as the Owners and, if applicable, the Finance Parties may require.

(m)	Delivery of documents relating to Insurances The Charterers shall:

(i)	deliver to the Owners and, if applicable, the Finance Parties, copies of all policies, certificates of entry (endorsed with the appropriate loss payable clauses as may be required by the Owners and, if applicable, the Finance Parties from time to time) and such other documents relating to the Insurances as may be required by the Owners and, if applicable, the Finance Parties;

(ii)	procure that a loss payable clause (substantially in the form attached to the Charterers’ Assignment) or, in the case of entries in a protection and indemnity association, a note of the Owners’ interest in such form as the Owners may approve (acting reasonably in line with applicable market standard), shall be endorsed on or attached to the policies, cover notes or certificates of entry relating to the Insurances; and

(iii)	procure that letters of undertaking (in such form as the Owners and, if applicable, the Finance Parties may approve) shall be issued to the Owners and, if applicable, the Finance Parties by the brokers, underwriters or associations through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers).

(n)	Fleet cover If the Vessel is at any time during the Agreement Term (starting from the Actual Delivery Date) insured under any form of fleet cover (other than in relation to the Vessel’s entry in a protection and indemnity association or war risks associations (if applicable)), the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set-off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers’ brokers as agents for the Charterers.

(o)	Provision of information on casualty, accident or damage The Charterers shall promptly provide the Owners and, if applicable, the Finance Parties with full information regarding any casualty or other accident or damage to the Vessel the repair costs of which (whether before or after adjudication) would reasonably be expected to exceed the Major Casualty Amount including, without limitation, any communication with all parties involved in case of a claim under any of the Insurances.

(p)	Step-in rights of Owners and Finance Parties The Charterers agree that, on and at any time after the occurrence of a Termination Event which is continuing, the Owners and, if applicable, the Finance Parties shall be entitled to:

(i)	collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances;

(ii)	pay collecting brokers the customary commission on all sums collected in respect of those claims;

(iii)	compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and

(iv)	otherwise deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit.

(q)	Total loss insurance proceeds Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 57 (Total Loss).

(r)	Intentionally left blank

(s)	Payment of insurance proceeds

(i)	The Owners agree that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, a Termination Event shall have occurred and is continuing, in which event the Owners shall be entitled to receive the amounts in question and to apply them either:

(A)	in reduction of the Termination Sum owed by the Charterers

pursuant to paragraph (e) of Clause 52 (Termination Events); or

(B)	at the option of the Owners, to the Charterers and/or other third parties in discharge of the liability in respect of which they were paid.

(ii)	Without prejudice to the foregoing and subject to the terms of the Finance Documents (if any), all other claims in relation to the Insurances (other than in respect of a Total Loss), shall, unless and until the occurrence of a Termination Event which is continuing, in which event all claims under the relevant policy shall be payable directly to the Owners, be payable as follows:

(A)	a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed the Major Casualty Amount, prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall be paid directly to the Charterers (as agent for the Owners) for the repair, salvage or other charges involved or as a reimbursement if the Charterers fully repaired the damage to the satisfaction of the Owners and paid all of the salvage or other charges; or

(B)	a claim in respect of any one casualty where the aggregate claim against all insurers exceeds the Major Casualty Amount prior to adjustment for any franchise or deductible under the terms of the relevant policy shall, subject to the prior written consent of the Owners, be paid to the Charterers as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected but, in the absence of such prior written consent shall be payable directly to the Owners.

(t)	Settlement, compromise or abandonment of claims The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Major Casualty Amount arising other than from a Total Loss) without the prior written consent of the Owners and, if applicable, the Finance Parties.

(u)	Owners’ rights to maintain Insurances If the Charterers fail to effect or keep in force the Insurances, the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Owners in their discretion consider desirable, and the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Owners from time to time on demand for all such premiums, calls or contributions paid by the Owners, together with interest calculated in accordance with paragraph (i) (Default interest) of Clause 40 (Hire) from the date of payment by the Owners until the date of reimbursement.

(v)	Environmental protection issues The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the “Act”) if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall:

(i)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the Vessel in the market;

(ii)	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association in order to maintain such cover, and promptly deliver to the Owners copies of such declarations;

(iii)	submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Owners copies of reports made in respect of such surveys;

(iv)	implement any recommendations contained in the reports issued following the surveys referred to in sub-paragraph (v)(iii) above within the shorter of

(x) the relevant time limits contained in such reports, or (y) ten (10) Business Days, and provide evidence satisfactory to the Owners that the protection and indemnity insurers are satisfied that this has been done; and

(v)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(A)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Owners with evidence of the same;

(B)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and

(C)	comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

(w)	Innocent Owners’ Interest Insurance and Mortgagees’ Interest Insurance The Owners shall be at liberty to, at any time during the Agreement Term (starting from the Actual Delivery Date), take out an Innocent Owners’ Interest Insurance in relation to the Vessel for such amounts and on such terms and conditions as the Owners may from time to time decide and any Finance Party shall be at liberty to take out a Mortgagees’ Interest Insurance in relation to the Vessel for such amounts and on such terms and conditions as that Finance Party may from time to time decide.

(x)	Reimbursement in respect of the Innocent Owners’ Interest Insurance and Mortgagees’ Interest Insurance The Charterers shall from time to time upon the Owners’ demand:

(i)	reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with any Innocent Owners’ Interest Insurance, provided that (for the purpose of such reimbursement only) the costs, premiums and expenses in connection with the Innocent Owners’ Interest Insurances shall be no more than such costs, premiums and expenses if the insured amount of the Innocent Owners’ Interest Insurances does not exceed one hundred and ten per cent. (110%) of the Termination Core Amount applicable to the immediately prior Hire Payment Date; and

(ii)	reimburse the Owners or any Finance Party for all costs, premiums and expenses paid or incurred by the Owners or that Finance Party in connection with any Mortgagees’ Interest Insurance, provided that (for the purpose of such reimbursement only) the costs, premiums and expenses in connection with the Mortgagees’ Interest Insurances shall be no more than such costs, premiums and expenses if the insured amount of the Mortgagees’ Interest Insurances does not exceed one hundred and ten per cent. (110%) of the Termination Core Amount applicable to the immediately prior Hire Payment Date.

(y)	Cooperation by the Charterers The Charterers agree and undertake that:

(i)	in the event that the Charterers receive any payment in relation to the Insurances in contravention of this Charter, the Charterers will hold such payment on trust and on behalf of the Owners;

(ii)	the Charterers will not refuse, withhold (or otherwise delay giving) consent to the payment of any amount which becomes payable to the Owners under the Insurances (to the extent that such payment is payable to the Owners in accordance with terms of this Charter);

(iii)	at the request of the Owners and at the cost of the Charterers, place any other insurance in line with international industry standards as may be requested by the Owners and/or the Finance Parties (if any), acting reasonably and subject to the opinion(s) of international reputable and independent insurance consultants; and

(iv)	from time to time on the written request of the Owners, the Charterers will promptly execute and deliver to the Owners all documents which the Owners may require for the purpose of obtaining any payment in relation to the Insurances (to the extent that such payment is payable to the Owners in accordance with the terms of this Charter).

43.	Inspection

(a)	Owners’ right to inspect For so long as no Termination Event has occurred and is continuing, the Owners shall exercise the inspection rights under Clause 8 (Inspection):

(i)	during normal business hours and upon reasonable written notice; and

(ii)	so as not to disrupt the commercial operation of the Vessel,

and, in each case, the Charterers must grant or procure that the Owners and/or their representatives are given access to the Vessel.

(b)	Inspection costs generally All reasonable, properly incurred and documented out- of-pocket costs and expenses of any such visit, inspection or survey carried out in accordance with Clause 8 (Inspection), paragraph (a) (Owners’ right to inspect) above and paragraph (c) (Inspection during dry-docking) below shall be for the account of the Charterers.

(c)	Inspection during dry-docking The Charterers must give the Owners not less than two (2) months’ prior notice of any dry-docking of the Vessel to be performed during the Charter Period, and must:

(i)	permit and/or procure permission for, the Owners and/or any person designated by the Owners to inspect and survey the Vessel during such dry-

docking (so long as such inspection is during normal business hours, is upon reasonable written notice and does not disrupt the dry-docking of the Vessel); and

(ii)	provide, or procure the provision of, proper facilities for such inspection.

(d)	Intentionally left blank

(e)	No liability upon Owners regarding inspection The Owners shall not:

(i)	have any duty or liability to make any visit, inspection or survey pursuant to this Charter; or

(ii)	incur any liability or obligations by not making any inspection or have any liability arising out of any visit, inspection or survey.

44.	Redelivery

Upon:

(a)	the occurrence of any Termination Event which is continuing and if the Owners decide to retake possession of the Vessel pursuant to paragraph (d) of Clause 52 (Owners’ options after occurrence of Termination Event); or

(b)	the expiry of the Agreed Charter Period (and subject to no Total Loss having occurred, no Purchase Option being exercised and no Purchase Obligation being fulfilled); or

(c)	the Owners deliver a Purchase Obligation Notice to the Charterers under paragraph (b) (Purchase Obligation - outbreak of war) of Clause 56 (Purchase Obligation and transfer of title) but the Charterers fail to pay the relevant Purchase Obligation Price on the Purchase Obligation Date; or

(d)	the Owners deliver a Termination Notice to the Charterers under paragraph (k) (Illegality) of Clause 40 (Hire) but the Charterers fail to pay the relevant Termination Sum on the Termination Payment Date, the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at a safe, ice free port as the Owners may designate where the Vessel would be afloat at all times in a ready safe berth or anchorage, in accordance with Clauses 45 (Redelivery conditions) and 46 (Survey on redelivery).

If the Vessel is to be redelivered pursuant to paragraph (b) above, the Charterers shall give the Owners not less than forty five (45) running days’ preliminary notice of expected date of redelivery and not less than thirty (30) running days’ definite notice of expected date of redelivery and port of redelivery.

45.	Redelivery conditions

(a)	Redelivery conditions If the Vessel is to be redelivered pursuant to Clause 44 (Redelivery), in addition to what has been agreed in Clause 44 (Redelivery), the condition of the Vessel shall at redelivery be as follows:

(i)	the Vessel shall be free of any class conditions, recommendations and/or statutory breaches affecting the validity of its trading certificates;

(ii)	the Vessel must be redelivered with all equipment and spares or replacement items which were on board at the time of the delivery under the MOA (save for any spare part or spare equipment which has been consumed in the course of operating the Vessel) and transferred to the Owners pursuant to the MOA and the log book (or a certified copy if the original cannot be provided) and other technical documentation which may be in the Charterers’ possession shall promptly be forwarded to the Owners at the Charterers’ expense;

(iii)	the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any recommendation and qualifications valid and un- extended for a period of at least three (3) months beyond the redelivery date;

(iv)	the Vessel shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date;

(v)	the Vessel shall be free and clear of all liens; and

(vi)	without prejudice to any of the foregoing, the Vessel shall be in the same or as good structure, state, condition and class as she was when she was delivered to the Charterers under this Charter on the Actual Delivery Date, fair wear and tear excepted.

(b)	Obligation to pay Hire to continue Unless and until such time as the Vessel has been redelivered by the Charterers to the Owners, or the title to the Vessel has been transferred to the Charterers pursuant to the fulfilment of the Purchase Obligation, the exercise of the Purchase Option or upon payment of the Termination Sum, in each case in accordance with the terms of this Charter, the Charterers shall continue to pay Hire in accordance with the terms of this Charter.

46.	Survey on redelivery

If the Vessel is not sold or transferred in accordance with this Charter (including pursuant to the exercise of a Purchase Option or fulfilment of the Purchase Obligation or any other reason whatsoever), and provided that it has not become a Total Loss, the Owners shall be entitled to appoint (at the cost of the Charterers) one independent surveyor for the purpose of determining in writing the condition of the Vessel at redelivery. If the Vessel is not in the condition or does not meet the performance criteria required by Clause 45 (Redelivery conditions), a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be prepared by the surveyor and the Charterers shall be obligated to, at their costs, repair/remedy all deficiencies identified in such list prior to redelivery.

47.	Owners’ mortgage

(a)	Owners’ funding arrangements The Charterers:

(i)	acknowledge that the Owners may enter into certain funding arrangements with the Finance Parties in order to finance part of the Actual Owners’ Cost, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents, provided that:

(A)	simultaneous with the Owners’ execution of any such ship mortgages, the relevant Permitted Mortgagee shall issue a Quiet Enjoyment Letter in favour of the Charterers; and

(B)	other than pursuant to the Finance Documents, the Owners shall not use the Vessel as collateral for any other funding arrangements;

(ii)	irrevocably consent to any assignment in favour of the Finance Parties by the Owners of their rights under any Transaction Documents pursuant to the relevant Finance Documents; and

(iii)	without limiting the generality of paragraph (o) (Further assurance (Finance Parties)) of Clause 49 (Charterers’ undertakings), undertake to execute or provide (as the case may be), and use reasonable commercial efforts to procure the execution or provision (as the case may be) by any third party of, such further information or document as in the opinion of the Owners and/or the Finance Parties are reasonably necessary to effect the assignment referred to in sub-paragraph (ii) above and any assignment (by way of security) by the Owners of their rights in the Transaction Documents in favour of any Finance Party.

48.	Charterers’ representations and warranties

(a)	The Charterers make the representations and warranties set out in this Clause 48 to the Owners on the date of this Charter:

(i)	Status each Obligor:

(A)	is a company or corporation (as applicable), duly incorporated in good standing and validly existing under the laws of its jurisdiction of incorporation; and

(B)	has the power to own its assets and carry on its business as it is being conducted;

(ii)	Binding obligations the obligations expressed to be assumed by each Obligor in the Transaction Documents to which it is a party are legal, valid, binding and enforceable obligations;

(iii)	Non-conflict with other obligations the entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any material agreement or instrument binding on it or any of its assets;

(iv)	Power and authority each Obligor has the power to enter into, perform and deliver, and have taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated thereunder;

(v)	Validity and admissibility in evidence all Authorisations required:

(A)	to enable each Obligor to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(B)	to make each Transaction Document to which each Obligor is a party admissible in evidence in its Relevant Jurisdiction; and

(C)	for each Obligor to carry on its business,

have been obtained or effected and are in full force and effect;

(vi)	Governing law and enforcement subject to the Legal Reservations:

(A)	the choice of English law as the governing law of the Transaction Documents will be recognised and enforced in the Relevant Jurisdiction of each Obligor;

(B)	any judgment obtained in England in relation to any Transaction Document will, in each case, be recognised and enforced in the Relevant Jurisdiction of each Obligor; and

(C)	any arbitral award granted in relation to any other Transaction Document will be recognised and enforced in the Relevant Jurisdiction of each Obligor;

(vii)	Deduction of Tax subject to the Legal Reservations, it is not required under the laws of any Relevant Jurisdiction of any Obligor to make any deduction for or on account of Tax from any payment any Obligor may make under any Transaction Document (including a FATCA Deduction);

(viii)	No filing or stamp taxes subject to the Legal Reservations, under the laws of each Relevant Jurisdiction of each Obligor, it is not necessary that any Transaction Document to which such Obligor is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation thereto or the transactions contemplated thereby;

(ix)	No Potential Termination Event

(A)	no Potential Termination Event or Termination Event is continuing or might reasonably be expected to result from any Obligor’s entry into, or performance of the transactions contemplated by any Transaction Document to which such Obligor is a party; and

(B)	no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or to which such Obligor’s assets are subject and which might have a Material Adverse Effect;

(x)	No misleading information

(A)	any factual information provided by or on behalf of the Charterers to the Owners was true and accurate in all material respects as at the date it was provided or as the date (if any) at which such information was stated; and

(B)	nothing has occurred or been omitted from the information so provided and no information has been given by or on behalf of the Charterers or withheld that results in the information provided by or on behalf of the Charterers being untrue or misleading in any material respect.

(xi)	Intentionally left blank

(xii)	Pari passu ranking the payment obligations of each Obligor under each Transaction Document to which it is a party rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such

Obligor, except for obligations mandatorily preferred by law applying to companies generally;

(xiii)	No proceedings pending or threatened no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of the Charterers’ knowledge) been started or threatened which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(xiv)	No immunity none of the Obligors nor any of its assets has any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise;

(xv)	Tax compliance and no tax claims: save as disclosed to the Owners, each Obligor has complied with all Tax laws and regulations applicable to it and its business and there are no tax claims commenced or threatened to commence against any Obligor;

(xvi)	No insolvency none of the Obligors is insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Charterers or all or any part of their assets;

(xvii)	No breach of AML Laws none of the Obligors is, or will be, directly or indirectly, and whether knowingly or otherwise, involved in any transaction (including any sale and leaseback transaction):

(A)	which is contrary to any AML Laws; or

(B)	the proceeds of which have been used for any purpose that would breach any anti-bribery or anti-corruption legislation in jurisdictions in which any Obligor conduct its business;

(xviii)	No Restricted Party none of the Obligors is a Restricted Party, nor have they or any of their directors, officers or employees received notice or are aware of any claim, action, suit, proceeding or investigation against them with respect to Sanctions by a Sanctions Authority;

(xix)	US tax status none of the Obligors is a US Tax Obligor, nor has it established a place of business or is otherwise conducting business in the United States of America;

(xx)	Copies of Project Documents the copies of the Project Documents provided by the Charterers to the Owners in accordance with Clause 36 (Conditions precedent) are true and accurate copies of the originals and represent the full agreement between the parties to those Project Documents in relation to the subject matter of those Project Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Project Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Owners.

(b)	Each representation and warranty in sub-paragraphs (a)(ii) (Binding obligations) to (iv) (Power and authority), (x) (No misleading information) to (xiv) (No immunity) and (xvii) (No breach of AML Laws) to (xx) (Copies of Project Documents) above is deemed to be repeated by the Charterers by reference to the facts and circumstances then existing on (i) the Actual Delivery Date, and (ii) each Hire Payment Date.

49.	Charterers’ undertakings

The Charterers hereby undertake to the Owners that they will comply in full and procure compliance (where applicable) with the following undertakings throughout the Agreement Term:

(a)	Corporate status each Obligor will maintain its corporate existence as a body corporate duly organised and validly existing under the laws of its jurisdiction of incorporation and will maintain the power to own its assets and carry on its business as it is being conducted on the date of this Charter;

(b)	Authorisations each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Owners of,

any Authorisation required by any applicable law:

(A)	to enable that Obligor to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(B)	to make each Transaction Document to which that Obligor is a party admissible in evidence in its Relevant Jurisdiction;

(C)	for that Obligor to carry on its business; and

(D)	to ensure the legality, validity or enforceability of any Transaction Document;

(c)	Compliance with laws each Obligor shall comply in all respects with all laws in all material respects to which it may be subject in its jurisdiction of incorporation, the Flag State and any jurisdiction in which the Vessel is employed, if failure so to comply would have a Material Adverse Effect;

(d)	Manager’s Undertaking the Charterers will procure that each Approved Manager shall enter into a Manager’s Undertaking upon the appointment of such Approved Manager by the Charterers for the management of the Vessel;

(e)	Negative pledge

(i)	The Charterers must not create or allow to exist any Security Interest on any of its rights, title and interest in and to, and all benefits accruing to it under or pursuant to (A) the Transaction Documents, (B) the Vessel, (C) the Insurances, (D) the Requisition Compensation, or (E) any of its other asset or undertaking;

(ii)	without prejudice to paragraph (f) (Disposals) below, the Charterers shall not:

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, the Guarantor or any other member of the Group;

(B)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts (other than for Permitted Security Interest); or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

(iii)	sub-paragraphs (i) and (ii) above do not apply to any Permitted Security Interest.

(f)	Disposals the Charterers shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals:

(i)	disposals permitted by the Transaction Documents;

(ii)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity and on an arm’s length basis;

(iii)	disposals of obsolete, damaged, worn-out, used or surplus assets, or assets which are no longer required in the ordinary course of business;

(iv)	dealings with trade creditors with respect to book debts in the ordinary course of trading;

(v)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of their business;

(vi)	the unwinding of any derivative or similar transaction; and

(vii)	any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contractual rights or other claims of any kind in accordance with the terms of this Charter;

(g)	Merger the Charterers shall not enter into any amalgamation, demerger, merger or corporate restructuring without prior written consent of the Owners; and shall procure that the Guarantor shall not enter into any amalgamation, demerger, merger or corporate restructuring which is likely to have a Material Adverse Effect without prior written consent of the Owners;

(h)	Change of control the Charterers shall remain a direct wholly-owned Subsidiary of the Guarantor;

(i)	Financial Indebtedness

(i)	the Charterers shall not, without the prior written consent of the Owners, incur or permit to remain outstanding any Financial Indebtedness.

(ii)	sub-paragraph (i) above does not apply to any Financial Indebtedness:

(A)	incurred pursuant to any Shareholder Funding;

(B)	incurred pursuant to any Transaction Document; and

(C)	any trade debt occurring in the ordinary course of the Charterers’ business;

(j)	Loans and guarantees the Charterers shall not:

(i)	make or allow to subsist any loan, grant any credit; or

(ii)	give or allow to remain outstanding any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person;

(k)	Financial statements the Charterers will supply or cause to be supplied to the Owners:

(i)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Charterers and the Guarantor, the unaudited management accounts of the Charterers and the audited financial statements of the Guarantor for that financial year in English language (consolidated, if relevant, in the case of the Guarantor); and

(ii)	as soon as the same become available, but in any event within ninety (90) days after the end of each half-year of the Charterers and the Guarantor, the unaudited semi-annual management accounts of the Charterers and the Guarantor for that financial half-year in English language (consolidated, if relevant, in the case of the Guarantor);

(l)	Requirements as to financial statements the Charterers shall procure that:

(i)	each set of financial statements delivered by the Charterers pursuant to paragraph (k) (Financial statements) above in relation to the Charterers and the Guarantor (each a “Notifying Party”) shall be certified by an officer of the relevant Notifying Party, as giving a true and fair view of the financial condition and operations of that Notifying Party as at the date at which, and for the period in relation to which those financial statements were drawn up; and

(ii)	each set of financial statements delivered pursuant to paragraph (k) (Financial statements) above is prepared using the applicable GAAP;

(m)	intentionally left blank

(n)	Notifications: miscellaneous the Charterers shall:

(i)	notify the Owners as soon as the Charterers become aware of, and shall procure the Guarantor to notify the Owners as soon as the Guarantor is aware of, the occurrence of any Potential Termination Event or any Termination Event (including any Termination Event set out in paragraph (a) (xii) (Related Document termination event) of Clause 52 (Termination Events)) and in each case, shall keep the Owners fully informed of all developments;

(ii)	notify the Owners in writing promptly upon becoming aware of (A) any Environmental Claim against the Charterers in respect of an amount in excess of ten per cent. (10%) of the value of the Vessel as at the date of such Environmental Claim against the Charterers (or any Sub-Charterers or any Approved Manager) which is current, or pending in relation to the Vessel or (B) any Environmental Incident or alleged Environmental Incident in relation to the Vessel;

(iii)	notify the Owners in writing promptly upon becoming aware of any Project Document being terminated, repudiated, cancelled or otherwise ceasing to remain in full force and effect;

(iv)	notify the Owners in writing immediately upon becoming aware of any event of circumstance which may entitle any party to the Building Contract to exercise its rights to terminate the Building Contract;

(v)	notify the Owners in writing immediately if the Charterers fail to obtain any Earnings for the Vessel for a period of twelve (12) months;

(vi)	disclose all information in relation to any Sub-Charter, including (but not limited to) the main commercial terms of such Sub-Charter, any information in relation to any Sub-Charterers’ fulfilment of their obligations pursuant to the relevant Sub-Charter and any other information which the Owners may request; and

(vii)	supply or cause to be supplied to the Owners, written information on the budget, the actual operating expense and overall performance and maintenance of the Vessel every twelve (12) months;

(o)	Further assurance (Finance Parties) the Charterers will from time to time, do and perform such other and further acts and execute and deliver any and all such other agreements, instruments and documents as may be reasonably necessary for the Owners or the Finance Parties (as the case may be) to:

(i)	maintain and protect the existing rights and remedies of the Owners and/or the Finance Parties (as the case may be); or

(ii)	carry out and effect the intent and purpose of this Charter and the other Transaction Documents,

in each case to the extent not inconsistent with the terms of this Charter;

(p)	Cessation of business the Charterers shall not cease or threaten to cease to carry on all or, in the opinion of the Owners, any material part of the Charterers’ business;

(q)	Environmental matters the Charterers shall:

(i)	comply with, and procure each Approved Manager to comply with, all Environmental Law applicable to and in relation to using and operating the Vessel;

(ii)	obtain, maintain and ensure compliance with all applicable Environmental Permits in relation to using and operating the Vessel; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to the use and operation of the Vessel;

(r)	Compliance with international convention etc. the Charterers shall procure that the Charterers and each Approved Manager shall comply with all applicable international conventions, codes and regulations (including, without limitation, the ISM Code (or any replacement thereof) and the ISPS Code (or any replacement thereof)) applicable to each of them respectively;

(s)	Delivery details of employment status of the Vessel the Charterers will procure the Guarantor to publish from time to time on the Guarantor’s website (currently https://himalaya-shipping.com/fleet/) the employment status of the Vessel, and will, if requested by the Owners, deliver, or procure the delivery to the Owners of, the employment status together with (if requested by the Owners) the relevant contract of employment in respect of the Vessel every six (6) months during the Charter Period;

(t)	No dealings with Restricted Party or breach of Sanctions the Charterers will not, and will not permit or authorise any other person to directly utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to fund any trade, business or other activities:

(i)	with a Restricted Party; or

(ii)	in any other manner that would result in any Obligor or the Owners (if applicable) being in breach of any Sanctions or becoming a Restricted Party;

(u)	Change of business the Charterers shall not change the nature and scope of their business from that carried on at the date of this Charter;

(v)	Project Documents the Charterers shall:

(i)	comply with all their obligations under the Project Documents to which they are a party, and will procure that each other party (where that party is a member of the Group) shall comply with its obligations under the Project Documents to which it is a party; and

(ii)	except with the prior written consent of the Owners, the Charterers shall not, and shall use their reasonable endeavours to procure that no other party (where that party is a member of the Group) shall, amend, cancel, vary, novate, supplement, supersede, waive or terminate any Project Document to which it is a party;

(w)	intentionally left blank;

(x)	Valuations

(i)	the Fair Market Value shall be determined from, and shall reflect, the most recent Valuation Report provided to the Owners, provided that:

(A)	in the absence of a Termination Event, the Charterers shall arrange, deliver to the Owners and bear the cost of the issuance of each such Valuation Report once every twelve (12) months during the Agreement Term (starting from the Actual Delivery Date); and

(B)	upon the occurrence of a Termination Event, the Charterers shall arrange, deliver to the Owners and bear the cost of the issuance of all Valuation Reports as may be required by the Owners (acting in their sole discretion);

(ii)	each Valuation Report to be provided for the purpose of above shall be delivered to the Owners within forty five (45) days from the day on which the Owners make a request for valuation of the Vessel;

(iii)	if the Charterers fail to deliver such Valuation Reports pursuant to this paragraph, the Owners shall be entitled to arrange such Valuation Reports at the Charterers’ cost;

(iv)	if an Approved Valuer determines that the Fair Market Value shall fall within a range, the valuation as determined by such Approved Valuer should be the lower value of such range; and

(v)	each valuation shall be provided by an Approved Valuer in US Dollars;

(y)	Conditions subsequent the Charterers shall deliver or cause to be delivered to the Owners (in each case in form and substance acceptable to the Owners):

(i)	to the extent that any certificate received by the Owners pursuant to paragraph (a)(x) of Clause 36 (Conditions precedent) was in provisional form at the time of the receipt, the corresponding formal certificate as soon as possible after the Charterers’ receipt of the same from the relevant persons, and in any event prior to the expiry of the validity period of such provisional certificate;

(ii)	within one (1) Business Day from the Actual Delivery Date, the Vessel’s certificate of registry and a certificate of ownership and encumbrance, both dated the Actual Delivery Date (evidencing that the Owners’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages);

(iii)	within ten (10) Business Days from the Actual Delivery Date, the acknowledgement (duly executed by the Account Bank) to the notice of charge required under the Account Pledge; and

(iv)	within fifteen (15) Business Days from the Actual Delivery Date, letters of undertaking in respect of the Insurances as required by the Transaction Documents, together with copies of the relevant policies or cover notes or entry certificates in respect of the Insurances duly endorsed with the interest of the Owners.

(z)	Classification the Charterers shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with the Vessel’s Classification Society, in each case, free from any overdue recommendations and conditions; and

(aa)	Dividends and Earnings Account

(i)	the Charterers shall only pay dividends or make any other distributions to their shareholders subject to Clause 49 (aa) (ii) below and subject to no Termination Event having occurred and being continuing;

(ii)	payment of dividends or making of other distributions to the shareholders by the Charterers will only be allowed if immediately following such payment or distribution there will be maintained in the Earnings Account an amount no less than the higher of (a) three million six hundred thousand US Dollars (US$3,600,000) and (b) the aggregate of the Hire and the operating expenses for the Vessel that are payable within the next six (6) months;

(iii)	on the day of the Charterers paying dividends or making other distributions to their shareholders, the Charterers shall provide evidence in form and substance acceptable to the Owners that immediately following such payment or distribution there is maintained in the Earnings Account an amount no less than the higher of (a) three million six hundred thousand US Dollars (US$3,600,000) and (b) the aggregate of the Hire and the operating expenses for the Vessel that are payable within the next six (6) months;

(iv)	the Charterers shall, from the Actual Delivery Date, procure that all Earnings shall be paid into the Earnings Account, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions; and

(v)	the Charterers shall provide to the Owners, no less frequently than three calendar months during the Agreement Term (starting from the Actual Delivery Date), written statements of account showing all entries made to the credit and debit of the Earnings Account during the immediately preceding three calendar months.

50.	Poseidon Principles covenant

The Charterers shall, upon the request of the Owners and at the cost of the Charterers, on or before 31 July in each calendar year, supply or procure the supply to the Owners (for transmission to the applicable Relevant Finance Party) of all information necessary in order for any Relevant Lender to comply with its obligations under the Poseidon Principles in respect of the preceding calendar year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Vessel for the preceding calendar year.

For the purposes of this Clause:

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of, or changes to, mandatory requirements of the International Maritime Organization) from time to time.

“Relevant Finance Party” means a Finance Party which has, at any time during the Agreement Term, become a signatory to the Poseidon Principles.

“Statement of Compliance” means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

51.	Transfer by the Owners

(a)	Following the Actual Delivery Date, the Owners may (subject to the Charterers’ prior written consent, such consent not to be unreasonably withheld) change the registered ownership of the Vessel and transfer by novation (or otherwise) their rights and obligations under this Charter at any time to an affiliate or another lessor or financial institution or trust, fund, leasing company or other entity which is regularly engaged in or is established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any other party.

(b)	Notwithstanding such change and transfer, this Charter would continue on identical terms (save for logical, consequential or mutually agreed amendments), and the Charterers hereby agree that they shall be liable to the aforesaid new owner of the

Vessel for their performance of all obligations pursuant to this Charter after such change and transfer and shall procure that the Obligors shall execute security documents in favour of the new owner for, inter alia, the obligations of the Charterers under this Charter as novated, in substantially the same form as the Security Documents (or such other form as the Obligors and the new owner may agree).

(c)	The Charterers agree and undertake to enter into any such usual documents as the Owners shall require to complete or perfect the change in the registered ownership of the Vessel and transfer by novation above, at no cost to the Charterers.

(d)	The Owners shall give the Charterers prior written notice of any potential transfer of shares in the Owners.

52.	Termination Events

(a)	Termination Events Each of the following events shall constitute a Termination Event:

(i)	Non-payment any Obligor fails to pay on the due date any sum payable pursuant to the Transaction Document to which it is a party at the place and in the currency in which it is expressed to be payable unless

(A)	its failure to pay is caused by administrative or technical error; and

(B)	payment is made within three (3) Business Days of its due date;

(ii)	Non-compliance with insurance requirements

the Charterers fail to obtain and/or maintain the Insurances required under Clause 42 (Insurance) in accordance with the provisions thereof or any insurer in respect of such Insurances cancels the Insurances or disclaims liability with respect thereto for reasons attributable to the Charterers; or

(iii)	Other obligations any Obligor does not comply with any provision of the Transaction Documents to which it is a party (other than those referred to in sub-paragraphs (a)(i) (Non-payment) and (a)(ii) (Non-compliance with insurance requirements) above, each of which shall, for the avoidance of doubt and for the purpose of this sub-paragraph (a)(iii), be a default which is not capable of remedy) and such non-compliance is not remedied by such Obligor to the Owners’ satisfaction within ten (10) Business Days of the earlier of (A) the Owners giving notice of the breach to the relevant Obligor, and (B) the date that any responsible officer of the relevant Obligor has actual knowledge of the breach, provided that any failure to provide information or document shall be capable of remedy;

(iv)	Misrepresentation any representation or statement made or deemed to be made by any Obligor in or pursuant to a Transaction Document to which it is a party or any other document delivered by or on behalf of an Obligor under or in connection with any Transaction Document to which it is a party is or proves to have been incorrect or misleading in any material respect when made or repeated, or deemed to be made or repeated;

(v)	Cross default

(A)	any Financial Indebtedness of any of the Obligors is not paid when due, taking into account any originally applicable grace period;

(B)	any Financial Indebtedness of any Obligor is declared to be otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(C)	any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described); or

(D)	any enforcement of any Security Interest over any assets of any Obligor in respect of any Financial Indebtedness,

provided that no Termination Event will occur under this sub-paragraph (a)(v) if, in respect of the Guarantor, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub- sub-paragraphs (A) to (D) above is equal to or less than two million US Dollars (US$2,000,000) (or its equivalent in any other currency or currencies);

(vi)	Insolvency

(A)	any Obligor:

(1)	is unable or admits inability to pay its debts as they fall due;

(2)	suspends making payments on any of its debts;

(3)	by reason of actual financial difficulties, commences negotiations with one or more of its creditors (excluding the Owners in their capacities as such) with a view to rescheduling any of its indebtedness; or

(B)	a moratorium is declared in respect of any indebtedness of any Obligor;

(vii)	Insolvency proceedings any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, liquidation, dissolution, bankruptcy, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor other than as part of a solvent reorganisation;

(B)	a composition, assignment or arrangement with the creditors of an Obligor; or

(C)	the appointment of a liquidator, receiver, administrator or other similar officer in respect of an Obligor or any of its assets,

or any analogous procedure or step is taken in any jurisdiction, provided that this sub-paragraph (a)(vii) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) Business Days of commencement;

(viii)	Repudiation, termination or cancellation etc. of Project Documents any Project Document is terminated, cancelled, repudiated or otherwise ceases to remain in full force and effect and this has or is reasonably likely to have a Material Adverse Effect;

(ix)	Material adverse change any other event or events (whether related or not) occurs which is a material adverse change from the position applicable as at the date of this Charter in the business, operations, property, financial condition of any Obligor, the effect of which is to impair or prevent the due fulfilment by any Obligor of any of its material obligations or undertakings contained in a Transaction Document to which it is a party;

(x)	Change of control except with the prior written consent of the Owners the Charterers cease to be a direct wholly-owned Subsidiary of the Guarantor;

(xi)	MOA Termination Event any “MOA Termination Event” (as such term is defined in the MOA) occurs under the MOA;

(xii)	Related Document termination event any event of default, default or termination event (however described) occurs under any Related Document and this has or is reasonably likely to have a Material Adverse Effect;

(xiii)	Unlawfulness and invalidity it is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents, or any Transaction Document ceases to be in full force and effect;

(xiv)	Termination Event under a Related Charter any “Termination Event” (as such term is defined in each Related Charter) occurs under any of the Related Charters; or

(xv)	Similar event in relation to the Builder any event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in sub-paragraphs (vi) (Insolvency) or (vii) (Insolvency proceedings) above occurs (mutatis mutandis) in relation to the Builder provided that it shall not be a Termination Event under this sub-paragraph (xv) if, during the period an event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in sub- paragraphs (vi) (Insolvency) or (vii) (Insolvency proceedings) above has occurred (mutatis mutandis) in relation to the Builder, the Refund Guarantee remains (in the opinion of an independent and reputable leading maritime law firm) legal, valid, binding, enforceable and effective and the Builder continues to perform its obligations under Building Contract to the Buyers’ satisfaction (acting reasonably).

(b)	Effect of a Termination Event A Termination Event shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Charterers under, this Charter or an agreed terminating event the occurrence of which will (in any such case) entitle the Owners to exercise all or any of the remedies set out below in this Clause 52.

(c)	Owners’ options after occurrence of Termination Event Without prejudice to the foregoing or to any other rights of the Owners under the Charter, at any time after a Termination Event shall have occurred and be continuing following the lapse of any applicable grace period as specified in paragraph (a) (Termination Events) above, the Owners may:

(i)	at their option and by delivering to the Charterers a Termination Notice, terminate this Charter on the date specified in such Termination Notice; and/or

(ii)	enforce any Security Interest created pursuant to the relevant Transaction Documents.

(d)	Owners’ right to repossess On or at any time after a Termination in accordance with paragraph (c) (Owners’ options after occurrence of Termination Event) above, and provided that the Charterers have failed to pay the Termination Sum in accordance with paragraph (e) (Payment of Termination Sum) below, the Owners may (but without prejudice to the Charterers’ obligations under Clause 44 (Redelivery) and Clause 45 (Redelivery conditions)) retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers’ servants or agents for this purpose.

(e)	Payment of Termination Sum On the Termination Payment Date in respect of any Termination in accordance with paragraph (c) (Owners’ options after occurrence of Termination Event) above, the Charterers shall pay to the Owners an amount equal to the Termination Sum. For the avoidance of doubt, the Charterers’ obligation to pay the Termination Sum (and any of their other obligations under the Transaction Documents) shall not be affected irrespective of the Owners’ ability to complete the sale of the Vessel referred to in paragraph (h) below.

(f)	Owners’ application of Termination Sum Following any termination to which this Clause 52 applies, all sums payable in accordance with paragraph (e) above shall be paid to such account or accounts as the Owners may direct and shall be applied in the Owners’ sole discretion towards sums owed by the Obligors under the Transaction Documents.

(g)	Transfer of title If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Charter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment in full pursuant to paragraph (e) (Payment of Termination Sum) above to the satisfaction of the Owners, whereupon the Owners shall, in exchange of such payment, arrange for title of the Vessel to be transferred to the Charterers in accordance with paragraphs (d) (Title transfer) to (f) (Charterers’ letter of indemnity) of Clause 56 (Purchase Obligation and transfer of title).

(h)	Owners’ right to sell the Vessel Following any termination to which this Clause 52 applies, if the Charterers have not paid to the Owners the Termination Sum in full by the applicable Termination Payment Date (and consequently the Owners have not transferred title to the Vessel to the Charterers (or their nominee) in accordance with paragraph (g) above), the Owners shall be entitled (but not obliged) to sell the Vessel and apply the Net Sale Proceeds against the Termination Sum and claim from the Charterers for any shortfall.

(i)	Charterers have no right to termination Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Agreement Term for any reason whatsoever, including (without limitation) in exercise of any right in law or equity that they would, but for this provision, have to terminate, whether because of a breach of a condition, a repudiatory breach of an intermediate term, a renunciation or impossibility or on any other ground.

(j)	Owners’ rights cumulative The rights conferred upon the Owners by the provisions of this Clause 52 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.

(k)	Surplus of sale proceeds Upon completion of the sale of the Vessel in accordance with paragraph (h) above:

(i)	if the Charterers have not paid to the Owners the Termination Sum in full at the time when the Owners have received in full the Net Sale Proceeds and such Net Sale Proceeds exceed the Termination Sum; or

(ii)	the Charterers have paid to the Owners the Termination Sum in full at the time when the Owners have received in full the Net Sale Proceeds,

then any part of such Net Sale Proceeds which exceeds the Termination Sum (in the case of (i) above) or such Net Sale Proceeds (in the case of (ii) above) shall be paid by the Owners to the Charterers.

53.	Sub-chartering

(a)	The Charterers shall not, without the prior written consent of the Owners:

(i)	let the Vessel on any demise charter for any period; or

(ii)	assign their rights under this Charter.

54.	Name of Vessel

The Charterers may:

(a)	choose the initial name of the Vessel, but may only change the initial name of the Vessel with the prior consent of the Owners (such consent not to be unreasonably withheld or delayed); and

(b)	paint the Vessel in the colours, display the funnel insignia and fly the house flag as required by the Charterers from time to time.

55.	Purchase Option

(a)	Purchase Option Subject to:

(i)	no Total Loss under Clause 57 (Total loss) having occurred;

(ii)	no Termination Event under Clause 52 (Termination Events) having occurred which is continuing and no Potential Termination Event having occurred which is continuing;

(iii)	the Owners having not delivered a Purchase Obligation Notice in accordance with paragraph (b) (Purchase Obligation – outbreak of war) of Clause 56;

(iv)	the Charterers’ delivery of the Purchase Option Notice to the Owners at least ninety (90) days prior to the proposed Purchase Option Date; and

(v)	the Purchase Option Date falling on an Anniversary Date,

the Charterers may purchase the Vessel on the Purchase Option Date for the applicable Purchase Option Price.

(b)	Title transfer upon exercise of Purchase Option In exchange for payment by the Charterers of the applicable Purchase Option Price on the relevant Purchase Option Date, the Owners shall be obliged to arrange for title of the Vessel to be transferred to the Charterers in accordance with paragraphs (d) (Title transfer) to (f) (Charterers’ letter of indemnity) of Clause 56 (Purchase Obligation and transfer of title).

56.	Purchase Obligation and transfer of title

(a)	Intentionally left blank

(b)	Purchase Obligation - outbreak of war In the event of a declaration of war by any of the following countries to any of the other following countries: the United States of America, Russia, the United Kingdom, France and the People’s Republic of China, the Owners may at their option, if such declaration of war has or is reasonably likely to have a Material Adverse Effect, request the Charterers to purchase the Vessel by delivering to the Charterers a notice requiring the Charterers to purchase the Vessel and the Charterers shall be obliged to or cause their nominee to purchase the Vessel on the Purchase Obligation Date for the applicable Purchase Obligation Price.

(c)	intentionally left blank.

(d)	Title transfer In exchange of full payment by the Charterers of:

(i)	in each case as applicable:

(A)	(in the case of the circumstances described in Clause 55 (Purchase Option) the applicable Purchase Option Price;

(B)	(in the case of the circumstances described in paragraph (b) (Purchase Obligation - outbreak of war) the applicable Purchase Obligation Price; and

(ii)	any other sums payable by the Charterers to the Owners under this Charter and subject to compliance with the other conditions set out in this Clause 56,

the Owners shall:

(A)	transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers’ costs):

(1)	a duly executed and notarised, legalised and/or apostilled (as applicable) bill of sale; and

(2)	the Title Re-Transfer PDA;

(3)	any other documents required by the Flag State to effectively transfer title; and

(B)	procure the deletion of any mortgage or prior Security Interest in relation to the Vessel at the Owners’ costs,

provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in paragraph (f) (Charterers’ letter of indemnity) below from the Charterers, and the Charterers shall have performed all their obligations in connection with this Charter and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel.

(e)	“As is, where is” title transfer

(i)	The transfer in accordance with paragraph (d) (Title transfer) above shall be made in all respects at the Charterers’ expense on an “as is, where is” basis and the Owners shall give the Charterers (or their nominee) no representations, warranties, agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel’s condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise.

(ii)	Without prejudice to sub-paragraph (i) above, the Charterers confirm that:

(A)	as the Vessel will at all relevant times be in their physical possession and use pursuant to this Charter, they do not require any inspection of the Vessel; and

(B)	they will accept unconditionally the Vessel and its classification records for the purpose of any transfer under this Clause 56.

(iii)	The place of documentary closing shall be at such place or places as may be agreed by the parties in writing.

(f)	Charterers’ letter of indemnity The Charterers shall, immediately prior to the receipt of the bill of sale, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners (acting reasonably)) duly executed by the Charterers and the Guarantor and which shall provide (among other things) that:

(i)	the Owners and/or the Finance Parties (if any) have, and will have, no interest, concern or connection with the Vessel after the date of such letter; and

(ii)	the Charterers and the Guarantor shall jointly and severally indemnify the Owners and keep the Owners indemnified against any claims made by any person arising in connection with the Vessel other than a claim arising out of or in connection with the Finance Documents that is not a result of:

(A)	a Termination Event; or

(B)	any non-compliance by any Obligor of any provision of the Transaction Documents to which such Obligor is a party.

57.	Total Loss

(a)	Total Loss Termination If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss.

(b)	Occurrence of Total Loss If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with paragraph (c) (Payment on Settlement Date) below.

(c)	Payment on Settlement Date On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Termination Sum as at the Termination Payment Date. The foregoing obligations of the Charterers under this paragraph (c) shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable.

(d)	Payment of Total Loss Proceeds All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied towards satisfaction of the Termination Sum and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, such surplus shall be returned to the Charterers.

(e)	Constructive Total Loss The Charterers shall, at the Owners’ request, provide evidence satisfactory to the Owners (acting reasonably) as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss.

(f)	Payment unconditional The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment required by paragraph (c) above.

58.	Appointment of Approved Manager

(a)	Subject to the other provisions of this Charter, the Owners confirm their consent to the proposed appointment by the Charterers of:

(i)	2020 Bulkers Management AS to be the Approved Commercial Manager, it being understood that such appointment shall take effect on or before the Actual Delivery Date; and

(ii)	any customary trading entity or Affiliate of OSM Ship Management (Singapore/Bergen), Wilhelmsen Ship Management (Singapore/Oslo), Anglo-Eastern Ship Management (Hong Kong/Singapore) or Thome Ship Management (Singapore/Hamburg) to be the Approved Technical Manager.

(b)	The Charterers covenant not to appoint anyone other than an Approved Manager as manager of the Vessel without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed).

59.	Fees and expenses

(a)	Handling Fee

(i)	The Charterers shall pay to the Owners the Initial Handling Fee and provide documentary evidence of such payment within five (5) Business Days of the date of this Charter and in any event before the date of payment of the first Instalment (as defined in the MOA) under the MOA and in any event before the Actual Delivery Date, provided that if this Charter is terminated or cancelled on or before the fifth (5th) Business Day after the date of this Charter, the Initial Handling Fee shall become immediately due and payable upon such termination and cancellation.

(ii)	The Charterers shall pay to the Owners the Additional Handling Fee and provide documentary evidence of such payment on the date of payment of the first Instalment (as defined in the MOA) under the MOA and in any event before the Actual Delivery Date.

(b)	Other costs and expenses The Charterers shall bear all reasonably incurred and properly documented costs, fees (including legal fees) and disbursements incurred by the Owners and the Charterers in connection with:

(i)	the negotiation, preparation and execution of this Charter and the other Transaction Documents;

(ii)	the sale, purchase and delivery of the Vessel under the MOA and this Charter;

(iii)	any amendment, waiver or consent under this Charter or any other Transaction Documents requested by the Charterers;

(iv)	preparation or procurement of any survey, inspection, valuation, tax or insurance advice;

(v)	the exercise of the Purchase Option pursuant to Clause 55 (Purchase Option) or the fulfilment of the Purchase Obligation pursuant to Clause 56 (Purchase Obligation and transfer of title);

(vi)	the occurrence of a Termination Event or a Total Loss;

(vii)	(if applicable) the registration of the Owners as a foreign maritime entity (or its equivalent) in the Flag State;

(viii)	the registration of the Vessel under the laws and flag of the Flag State; and

(ix)	such other events or circumstances for which this Charter or any other Transaction Document expressly provides that the costs shall be borne by the Charterers,

but excluding, in each case, costs and expenses in respect of the winding-up or liquidation of the Owners.

60.	Stamp duties

The Charterers shall pay promptly all stamp, documentary or other like duties and Taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes.

61.	Operational notifiable events

(a)	Notifiable events The Owners are to be advised as soon as possible after the occurrence of any of the following events:

(i)	when a material condition of class is applied by the Classification Society;

(ii)	whenever the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons;

(iii)	whenever a class or flag authority refuses to issue or withdraw trading certification;

(iv)	in the event of a fire requiring the use of fixed fire systems or collision / grounding;

(v)	whenever the Vessel is planned for dry-docking, whether in accordance with paragraph (g) of Clause 10 (Maintenance and Operation) or any Sub-

Charter, and whether routine or emergency;

(vi)	the Vessel is taken under tow;

(vii)	any death or serious injury on board;

(viii)	any damage to the Vessel the repair costs of which (whether before or after adjudication) exceed the Major Casualty Amount; or

(ix)	when any material alteration is proposed to be made to the Vessel.

(b)	Without limiting the generality of paragraph (a) (Notifiable events) above, the Charterers shall, on the Actual Delivery Date and then every three (3) months thereafter until the expiry of the Agreement Term, supply (or cause to be supplied) to the Owners a ship management report containing the following information in respect of the Vessel:

(i)	any casualty or other accident or damage to the Vessel;

(ii)	the crew retention rate;

(iii)	results of any port state control inspections and any flag state control inspections carried out over the past three (3) months;

(iv)	results of any inspections carried out over the past three (3) months by any technical and marine superintendents; and

(v)	all other material information (including copies where available) relating to the Vessel’s operation requested by the Owners.

62.	Further indemnities

(a)	Further indemnities Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, in addition to the provisions under Clause 17 (Indemnity)(Part II) of this Charter and subject to sub-clause (b) below, indemnify, protect, defend and hold harmless the Owners and their officers, directors, agents and employees (collectively, the “Indemnitees”) throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the “Expenses”), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(i)	this Charter and any other Transaction Documents and any amendment, supplement or modification thereof or thereto requested by the Charterers;

(ii)	the Vessel or any part thereof, including with respect to:

(A)	the manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort);

(B)	any claim or penalty arising out of violations by any Obligor, Approved Commercial Manager, Approved Technical Manager, Sub-Charterers or any other person of any applicable law (including any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions);

(C)	any Environmental Claim;

(D)	death or property damage of shippers or others;

(E)	any liens in respect of the Vessel or any part thereof unless arising under or in connection with the Finance Documents; or

(F)	any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships and any service fees payable to any service provider in relation to maintaining such registration at any registry of ships, including, without limitation, any registration fees and annual registration fees in connection with registering and maintaining the Owners as a foreign maritime entity (or its equivalent) in the relevant Flag State (or such other flag state as the Owners may consent to in writing) for the purpose of registering and maintaining the Owners’ title with the relevant flag;

(iii)	any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Charterers under any Transaction Document to which it is a party or the falsity of any representation or warranty of the Charterers in any Transaction Document to which it is a party or the occurrence of any Termination Event which is continuing;

(iv)	in connection with:

(A)	preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel; or

(B)	securing or attempting to secure the release of the Vessel,

in each case in connection with the exercise of the rights of a holder of a lien created by the Charterers;

(v)	incurred or suffered by the Owners in:

(A)	procuring the delivery of the Vessel to the Charterers under Clause 35 (Delivery)

(B)	recovering possession of the Vessel following termination of this Charter under Clause 52 (Termination Events); or

(C)	arranging for a transfer of the Vessel’s title in accordance with paragraph (b) (Title transfer upon exercise of Purchase Option) of Clause 55 (Purchase Option), or paragraph (d) (Title transfer) of Clause 56 (Purchase Obligation and transfer of title);

(vi)	arising from the Master or officers of the Vessel or the Charterers’ agents signing bills of lading or other documents;

(vii)	in connection with:

(A)	the arrest, seizure, taking into custody or other detention of the Vessel by any court or other tribunal or by any governmental entity (including any prevention or attempt to prevent such arrest, seizure, taking into custody or other detention); or

(B)	subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever,

of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Group, together with any costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress.

(b)	Cost indemnities The Charterers shall pay to the Owners promptly on the Owners’ written demand the amount of all costs and expenses (including legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) any losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel.

(c)	Run-off indemnities Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue in full force and effect for a period of six (6) months after the Agreement Term.

63.	Set-off

The Owners may set off any matured and/or contingent obligation due from the Charterers under the Transaction Documents against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in their usual course of business for the purpose of the set-off.

64.	Further assurances and undertakings

(a)	Each Party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter.

(b)	The Parties shall act in good faith to each other in respect of any dealings or matters under, or in connection with, this Charter.

65.	Cumulative rights

The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

66.	No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

67.	Entire agreement

This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements.

68.	Amendments

This Charter may not be amended, altered or modified except by a written instrument executed by each of the parties to this Charter.

69.	Invalidity

If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

70.	English language

All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

71.	No partnership

Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

72.	Disclosure of information

At any time after the date of this Charter and during the Agreement Term, each of the Owners and the Charterers shall keep confidential and shall not, without the prior written consent of the other, disclose to any person:

(a)	the financial details of, or the transactions contemplated by, the Transaction Documents; or

(b)	any information provided pursuant to any of the Transaction Documents,

provided that the Parties may disclose any such information without consent:

(i)	to any person to the extent required for the purpose of any litigation,

arbitration or regulatory proceedings or procedure;

(ii)	to any person to whom, and to the extent that, information is required to be disclosed by any applicable law;

(iii)	to any investor, potential investor, purchaser or potential purchaser of or in any member of the Group;

(iv)	to any other member of the Group and, if required, to the financiers of such member of the Group;

(v)	to any Governmental Agency;

(vi)	to the Finance Parties or any party to any of the Transaction Documents;

(vii)	to the auditors, legal, financial or insurance advisors, underwriters or brokers of the Owners, the Charterers or of any of the persons listed in the paragraphs above or the lenders or financiers of or to the Group who shall, in each case, be instructed or under a professional obligation to maintain the confidentiality of any information supplied to them; or

(viii)	in any manner contemplated by any of the Transaction Documents.

73.	Notices

(a)	Any communication to be made under or in connection with this Charter shall be made in writing and, unless otherwise stated, may be made by fax, letter or email.

(b)	The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Charter for any communication or document to be made or delivered under or in connection with this Charter are:

(i)	in the case of the Charterers:

LHOTSE INC.

Address:	c/o 2020 Bulkers Management AS,
Tjuvholmen allé 3, 0252 Oslo, Norway

Email:	[***]

Attention:	[***]

(ii)	in the case of the Owners:

GREAT LHOTSE LIMITED

	Address:	c/o AVIC International Leasing Co., Ltd, 18/F, Hangrong Mansion, 1481 Guozhan Road, Pudong, Shanghai, China, 200126

	Email:	[***]

Attention:	[***]

or any substitute address, fax number, email address, department or officer as either party may notify to the other by not less than five (5) Business Days’ notice.

(c)	Any communication or document made or delivered by one party to this Charter to the other under or in connection with this Charter will only be effective:

(i)	if by way of fax or email, when sent with no error message received; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under paragraph (b) above, if addressed to that department or officer.

Any communication or document which becomes effective, in accordance with this paragraph (c), after 5.00 pm in the place of receipt shall be deemed only to become effective on the following day.

74.	Survival of Charterers’ obligations

The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Charter) are reserved hereunder.

75.	Counterparts

This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

76.	Third Parties Act

(a)	Any person which is an Indemnitee or a Finance Party from time to time and is not a party to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Charter in relation to the obligations of the Charterers to such Indemnitee or (as the case may be) Finance Party, subject to the Third Parties Act. The Third Parties Act applies to this Charter as set out in this Clause 76.

(b)	Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter.

77.	Waiver of immunity

(a)	To the extent that any Party may in any jurisdiction claim for itself or its assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to such Party or its assets or revenues, each Party agrees, to the extent permitted by any applicable law, not to claim and irrevocably waive, to the extent permitted by any applicable law, such immunity to the full extent permitted by the laws of such jurisdiction.

(b)	Each Party consents generally in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such proceedings. Each Party agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act.

78.	FATCA

(a)	For the purpose of this Clause 78, the following terms shall have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“FATCA” means:

(i)	sections 1471 through 1474 of the Code and any associated regulations;

(ii)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or

(iii)	any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under this Charter or the other Transaction Documents required by or under FATCA.

(b)	The Charterers shall procure that:

(i)	if an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

(ii)	if a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required; and

(iii)	within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Owners evidence satisfactory to the Owners that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

79.	EEXI

Notwithstanding any other provision in this Charter and without prejudice to Clause 39 (Structural changes and alterations), the Parties agree as follows:

(a)	The Parties acknowledge and accept that the Vessel is required to comply with the EEXI Regulations from the Effective Date and that this may require EEXI Modifications.

(b)	In the event that EEXI Modifications are required, these shall be completed by the Charterers prior to the Effective Date.

(c)	This subclause (c) shall only apply where the EEXI Modifications are limited to an Engine Power Limitation (EPL) or Shaft Power Limitation (SHAPOLI):

(i)	The specification of such modifications and the estimated new maximum speed and corresponding consumption figures of the Vessel shall be determined by the Charterers and the Owners shall be informed in writing by the Charterers without undue delay.

(ii)	The Charterers shall be responsible for and bear the cost of such modifications including procurement, purchase, payment, installation and any trials associated therewith.

(iii)	As soon as reasonably possible following the implementation of such modifications, the Charterers shall notify the Owners in writing of the new maximum speed and corresponding consumption figures of the Vessel and other consequential changes to the Vessel’s description. The Charterers shall as soon as practicably possible notify the Owners in writing of the date from which the Vessel’s power is certified to be limited.

(d)	EEXI Modifications other than or in addition to EPL or SHAPOLI shall be subject to the Owners’ prior agreement and approval (such approval not to be unreasonably withheld or delayed).

For the purposes of this Clause:

“EEXI” means the Energy Efficiency Existing Ships Index as set out in MARPOL Annex VI (as amended from time to time).

“EEXI Regulations” means RESOLUTION MEPC.328(76) - AMENDMENTS TO MARPOL ANNEX VI (2021 REVISED MARPOL ANNEX VI) implementing EEXI and associated guidelines and/or any subsequent amendments.

“EEXI Modifications” means any physical or technical modifications required to bring the Vessel in compliance with the EEXI Regulations.

“Effective Date” means, following the Actual Delivery Date, the Vessel’s next annual, intermediate or renewal survey, whichever comes first, on or after 1 January 2023.

80.	Conflicts

Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 32 (Definitions) to 80 (Conflicts), the provisions of Clauses 32 (Definitions) to 80 (Conflicts) shall prevail.

SCHEDULE 1

FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

It is hereby certified that pursuant to a bareboat charter dated                         and made between GREAT LHOTSE LIMITED (the "Owners") as owners and LHOTSE INC. (the "Bareboat Charterers") as bareboat charterers (as may be amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) 210,000 DWT bulk carrier named "[ ]" and registered under the laws and flag of The Republic of Liberia with IMO number [ ] (the "Vessel"), the Vessel is delivered for charter by the Owners to the Bareboat Charterers, and accepted by the Bareboat Charterers from the Owners at                           hours (Shanghai time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter.

IN WITNESS WHEREOF, the Owners and the Bareboat Charterers have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this                          day of                        in                                   .

THE OWNERS	THE BAREBOAT CHARTERERS

GREAT LHOTSE LIMITED	LHOTSE INC.

by:	by:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE 2

FORM OF TITLE RE-TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

m.v. "[ ]"

GREAT LHOTSE LIMITED of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960 (the "Owners") deliver to LHOTSE INC. whose registered address is [ ] (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charter dated  (as may be amended and supplemented from time to time) and made between (1) the Owners and (2) the Bareboat Charterers.

Name of Vessel:	[ ]

Flag:	The Republic of Liberia

Place of Registration:	The Republic of Liberia

IMO Number:	[ ]

Gross Registered Tonnage:	[ ] tons

Net Registered Tonnage:	[ ] tons

Dated:	20

At:	hours (Shanghai time)

Place of delivery:

THE OWNERS	THE BAREBOAT CHARTERERS

GREAT LHOTSE LIMITED	LHOTSE INC.

by:	by:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE 3

LIST OF RELATED VESSELS AND RELEVANT INFORMATION

Name of Vessel	Builder	Related Owners	Related Charterers
Hull number 0120834	NEW TIMES SHIPBUILDING CO., LTD.	GREAT MAKALULIMITED	MAKALU INC.
Hull number 0120835		GREAT MANASIU LIMITED	MANASIU INC.
Hull number 0120836		GREAT NUPTSE LIMITED	NUPTSE INC.

SCHEDULE 4

TERMINATION CORE AMOUNT SCHEDULE

Each Hire Payment Date during the Charter Period	Termination Core Amount (US$)	Each Hire Payment Date during the Charter Period	Termination Core Amount (US$)	Each Hire Payment Date during the Charter Period	Termination Core Amount (US$)
1st	63,000,000.00	11th	58,121,323.45	21st	52,417,938.68
2nd	62,547,935.22	12th	57,586,404.98	22nd	51,798,772.20
3rd	62,083,685.68	13th	57,054,761.08	23rd	51,162,916.97
4th	61,612,024.60	14th	56,508,814.82	24th	50,516,910.59
5th	61,138,042.25	15th	55,948,153.36	25th	49,874,858.81
6th	60,656,575.23	16th	55,378,541.18	26th	49,215,534.46
7th	60,162,130.95	17th	54,812,415.95	27th	48,538,438.96
8th	59,659,793.09	18th	54,231,060.74	28th	47,850,533.93
9th	59,160,530.35	19th	53,634,035.93
10th	58,647,836.37	20th	53,027,479.88

SCHEDULE 5

PURCHASE OPTION CORE AMOUNT SCHEDULE

Anniversary Date	Purchase Option Core Amount (US$)
the Third Anniversary Date	56,934,360
the Fourth Anniversary Date	54,492,480
the Fifth Anniversary Date	52,050,600
the Sixth Anniversary Date	49,608,720
the Seventh Anniversary Date	47,166,840

SIGNATURE PAGE

TO BAREBOAT CHARTER FOR THE 210,000 DWT BULK CARRIER BEARING
BUILDER'S HULL NUMBER 0120833

THE OWNERS	THE CHARTERERS

GREAT LHOTSE LIMITED	LHOTSE INC.

by:	by:

Name: [***]	Name:

Title: Director	Title:

Date: 25 February 2022	Date:

SIGNATURE PAGE

TO BAREBOAT CHARTER FOR THE 210,000 DWT BULK CARRIER BEARING
BUILDER'S HULL NUMBER 0120833

THE OWNERS	THE CHARTERERS

GREAT LHOTSE LIMITED	LHOTSE INC.

by:	by: [***]

Name:	Name:

Title:	Title: Attorney-in-fact

Date:	Date: 25 February 2022